UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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HealthMarkets, Inc.

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

April 30, 2009

Dear Fellow Stockholder:

I cordially invite you to attend the 2009 Annual Meeting of Stockholders of HealthMarkets, Inc. The meeting this year will be held at 2:00 p.m., Central Daylight Time, on Thursday, May 21, 2009, at the offices of HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, Texas. The attached notice of Annual Meeting and Information Statement describes the items currently anticipated to be acted upon by the stockholders at the Annual Meeting. Please note that the Board of Directors is not soliciting proxies from the holders of the Class A-2 shares in connection with the Annual Meeting.

One of the purposes of the Information Statement is to give you important information regarding HealthMarkets’ Board of Directors and executive management. We urge you to read the Information Statement carefully.

On behalf of the management and directors of HealthMarkets, Inc., I want to thank you for your continued support and confidence in HealthMarkets. We look forward to seeing you at the 2009 Annual Meeting.

Sincerely,

PHILLIP J. HILDEBRAND
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING
INFORMATION STATEMENT FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2009
PROPOSAL 1 ELECTION OF DIRECTORS
INFORMATION ABOUT THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
AUDIT COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2 APPROVAL OF THE 2009 LTIP PERFORMANCE GOALS
PROPOSAL 3 PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
3. OTHER BUSINESS
STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

HEALTHMARKETS, INC.
9151 BOULEVARD 26
NORTH RICHLAND HILLS, TEXAS 76180

NOTICE OF ANNUAL MEETING

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of HealthMarkets, Inc. to be held on Thursday, May 21, 2009 at 2:00 p.m., Central Daylight Time, at the Company’s offices located at 9151 Boulevard 26, North Richland Hills, Texas 76180.

This Information Statement is being delivered in connection with the following matters:

1. Election of nine (9) directors to serve until our next annual stockholders’ meeting;

2. Approval of 2009 fiscal year performance goals for certain long-term incentive plan awards;

3. Ratification of the appointment of KPMG LLP to serve as HealthMarkets’ independent registered public accounting firm; and

4. Any other matters that may properly come before the Annual Meeting or any postponement or its adjournment.

Members of HealthMarkets’ Board of Directors and stockholders holding approximately 90% of our outstanding Common Stock as of March 31, 2009, have indicated that they intend to vote in favor of electing the proposed slate of directors, approving the 2009 performance goals for long-term incentive plan awards and ratifying the appointment of the Company’s independent registered public accountants. Therefore, the proposals will be assured of receiving the required vote and will be approved at the Annual Meeting and will become effective immediately following the Annual Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

Date: April 30, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION STATEMENT FOR THE 2009 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD MAY 21, 2009

General

This Information Statement is being distributed in connection with the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of HealthMarkets, Inc., a Delaware corporation (“we”, “our”, “us” or other words of similar import), to be held at our offices located at 9151 Boulevard 26, North Richland Hills, Texas on May 21, 2009, at 2:00 p.m., Central Daylight Time.

This Information Statement includes information relating to the proposals to be voted on at the Annual Meeting, the voting process, compensation of directors and our most highly paid officers, and other required information.

This Information Statement is being furnished to our stockholders for informational purposes only, and we will bear all of the costs of the preparation and dissemination of this Information Statement. Each person who is receiving this Information Statement also is receiving a copy of our Annual Report on Form 10-K for the year ended December 31, 2008. We intend to commence distribution of this Information Statement, together with the notice and any accompanying materials, on or about April 30, 2009.

Our Board of Directors has approved, and has recommended that the stockholders approve, the following proposals (collectively, the “Proposals”):

1. The election of the slate of nine (9) directors proposed by our Nominating Committee to serve until the next annual meeting of stockholders and until their respective successors are chosen and qualified;

2. The approval of the 2009 fiscal year performance goals for certain long-term incentive plan (“LTIP”) awards (the “2009 LTIP Performance Goals”);

3. The ratification of the selection of KPMG LLP as the Company’s independent registered public accountants to audit the accounts of the Company for the fiscal year ending December 31, 2009; and

4. Such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Important Notice Regarding the Availability of Information Statement Materials for the Annual Meeting of Stockholders to be Held on May 21, 2009.

1. This Information Statement and our Annual Report on Form 10-K for the year ended December 31, 2008 is available on the Financial Information page of the Company’s website (http://www.healthmarketsinc.com).

2. The following materials are available on the Financial Information page of the Company’s website (http://www.healthmarketsinc.com):

a. Notice of Annual Meeting

b. Information Statement

c. Annual Report on Form 10-K

3. If you wish to attend the Annual Meeting and need directions, please contact us at (817) 255-5200.

Merger

On April 5, 2006, HealthMarkets, Inc. completed its merger (the “Merger”) providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. The stock ownership of each of these private equity firms is set forth below under the caption “Security Ownership of Certain Beneficial Owners and Management.” As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets common shares (other than shares held by certain members of management and shares held through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

In the transaction, HealthMarkets’ public shareholders received aggregate consideration of approximately $1.6 billion, of which approximately $985.0 million was contributed as equity by the Private Equity Investors. The balance of the Merger consideration was financed with the proceeds of a $500.0 million term loan facility extended by a group of banks, the proceeds of $100.0 million of trust preferred securities issued in a private placement, and Company cash on hand in the amount of approximately $42.8 million.

Voting

The Board of Directors has selected the close of business on March 31, 2009 (the “Record Date”) as the time for determining the holders of record of our Class A-1 Common Stock, par value $0.01 per share, and Class A-2 Common Stock, par value $0.01 per share (collectively, “Common Stock”), entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Shares of Common Stock outstanding on the record date are the only securities that entitle holders to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of Class A-1 Common Stock and Class A-2 Common Stock is entitled to one vote per share on all matters to be presented at the Annual Meeting.

Members of the Board of Directors, members of management and other significant holders of our Class A-1 Common Stock (collectively, the “Consenting Stockholders”) own a total of 26,834,924 shares, or approximately 90% of our total voting power. Because the Consenting Stockholders have indicated that they will vote in favor of all of the Proposals and because such Consenting Stockholders control more than a majority of the voting power, the Proposals are assured of receiving the required vote and being adopted and, thus, we are not soliciting any proxies from holders of the Class A-2 Common Stock.

Stockholders attending the Annual Meeting are welcome to vote at the Annual Meeting and may address any matters that may properly come before the Annual Meeting.

How Many Shares of HealthMarkets Common Stock Were Outstanding as of the Record Date?

As of March 31, 2009, our record date, 31,026,166.2016 shares of our Common Stock were issued and 29,735,376.7216 shares were outstanding, consisting of 26,834,924.7216 shares of Class A-1 Common Stock and 2,900,452 shares of Class A-2 Common Stock. Each share owned entitles the holder to one vote for each share so held. A list of our Stockholders entitled to vote is available at our executive offices at 9151 Boulevard 26, North Richland Hills, Texas 76180. The telephone number of our executive offices is (817) 255-5200.

How Many Shares Are Needed to Constitute a Quorum at the Meeting?

The presence, in person or by proxy, of stockholders holding at least a majority of the voting power are necessary to constitute a quorum at the Annual Meeting. However, the stockholders present at the Annual Meeting may adjourn the Annual Meeting despite the absence of a quorum.

What Vote is Required to Approve the Proposals?

A plurality of the votes cast is required to elect directors. For all of the other Proposals, the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy is required to approve the other Proposals. Abstentions will have the same effect as votes against the Proposals, although abstentions will count toward the presence of a quorum.

Why Isn’t HealthMarkets Required to Solicit Proxies for the Proposals?

As indicated above, the Consenting Stockholders have indicated they will vote in favor of the Proposals, thereby ensuring that such Proposals will be adopted. Therefore, the solicitation of proxies is not necessary, and, in order to eliminate the costs and management time involved, our Board of Directors has decided not to solicit proxies.

When Will Each Proposal Become Effective?

The Proposals will be effective immediately following the completion of the Annual Meeting, which is at least 20 days after the mailing of this Information Statement. We are mailing this Statement on or about April 30, 2009 and will hold our Annual Meeting on May 21, 2009.

How Can Stockholders Participate in the Meeting?

Each stockholder of record as of the record date can participate in the Annual Meeting personally or through another person or persons designated to act for such stockholder by proxy.

How Will Our Stockholders Know When the Proposals are Effective?

Those stockholders that attend the Annual Meeting will be notified then of the effectiveness of the Proposals. In addition, we will notify our stockholders of the effective dates of the Proposals described in this Information Statement when we file our Form 10-Q for the quarter ended June 30, 2009, which will be the first Quarterly Report on Form 10-Q following the Annual Meeting.

Who Will Pay for the Costs Associated with this Information Statement?

HealthMarkets will pay all costs associated with distributing this Information Statement, including the costs of printing and mailing.

No additional action is required by you in connection with the Proposals. However, Section 14(c) of the Securities Exchange Act of 1934 requires the mailing to our stockholders of the information set forth in this Information Statement at least twenty (20) days prior to the earliest date on which the corporate action may be taken.

PROPOSAL 1

ELECTION OF DIRECTORS

Election of Directors

Nine (9) directors will be elected at the Annual Meeting, each of whom is expected to serve until our next annual meeting of stockholders and until his successor has been duly elected and qualified. All of the nominees are currently directors of the Company, and each nominee has consented to being named as a nominee and to serve, if elected.

In connection with the Merger, we entered into a stockholders agreement with various investment affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking (the “Private Equity Investors”), as well as certain management stockholders. The Stockholders Agreement provides that the Board of Directors of the Company consist of the following:

•	up to four directors (plus the number of Non-Investor Directors) nominated or designated by the investment affiliates of Blackstone and any permitted transferee thereof (collectively, the “Blackstone Investor Group”);

•	up to two directors nominated or designated by the investment affiliates of Goldman Sachs and any permitted transferee thereof (collectively, the “GS Investor Group”);

•	one director nominated or designated by the investment affiliates of DLJ Merchant Banking and any permitted transferee thereof (collectively, the “DLJ Investor Group,” and each of the Blackstone Investor Group, the GS Investor Group and the DLJ Investor Group, a “Private Equity Investor Group”);

•	one member of management, which we refer to as the “Management Director,” to be nominated by Private Equity Investors holding a majority of the Class A-1 Common Stock held by Private Equity Investors; and

•	additional directors, which we refer to as the “Additional Directors,” including directors who may be considered independent under various SEC and stock exchange definitions to the extent deemed necessary or advisable.

The allocation of board representation to the Private Equity Investor Groups will be reduced as the ownership interest of Class A-1 Common Stock of such Private Equity Investor Group is reduced. The Blackstone Investor Group will have the ability to designate a majority of the directors for so long as it holds a majority of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger. Each Private Equity Investor Group will lose its right to designate directors entirely when its ownership of shares of Class A-1 Common Stock is less than the greater of (i) five percent of the shares of Class A-1 Common Stock issued to the Private Equity Investors in the Merger and (ii) three percent of the then-outstanding shares of Class A-1 Common Stock.

Generally, each director will have one vote. However, if the Blackstone Investor Group nominates or designates fewer than the maximum number of directors to which it is entitled, then the Blackstone Investor Group’s directors will have aggregate voting power on board matters equal to the maximum number of directors that the Blackstone Investor Group is entitled to nominate or designate divided by the number of directors they have actually nominated or designated.

The Blackstone Investor Group has designated Chinh E. Chu, Jason K. Giordano and David K. McVeigh for nomination as directors. The GS Investor Group has designated Adrian M. Jones and Sumit Rajpal for nomination as directors. The DLJ Investor Group has designated Ryan M. Sprott for nomination as a director. Phillip J. Hildebrand has been designated as the Management Director. Mural R. Josephson and Steven J. Shulman have been designated as Additional Directors.

THE BOARD OF DIRECTORS HAS NOMINATED THE FOLLOWING SLATE OF DIRECTORS TO HEALTHMARKETS’ BOARD AND HAS RECOMMENDED APPROVAL OF THEIR ELECTION TO SERVE UNTIL THE NEXT ANNUAL MEETING OF ITS STOCKHOLDERS IN 2010 OR UNTIL THEIR RESPECTIVE SUCCESSORS ARE ELECTED AND QUALIFIED. IF A NOMINEE IS UNAVAILABLE FOR ELECTION, THE BOARD MAY REDUCE THE NUMBER OF DIRECTORS TO BE ELECTED AT THE ANNUAL MEETING.

			Year First
			Elected
Name	Age	Background	Director

Chinh E. Chu	42	Mr. Chu has been a director of the Company since April 2006 and served as Chairman of the Board from April 2006 until July 2006, and from February 2009 to present. Mr. Chu is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Nominating Committee of the Board. Mr. Chu is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. He currently serves as a director of Alliant Insurance Services, Allied Barton Security Services, Bayview Asset Management, Catalent Pharma Solutions, DJO Incorporated, Financial Guaranty Insurance Company, Graham Packaging Holdings Company and SunGard Data Systems.	2006

			Year First
			Elected
Name	Age	Background	Director

Phillip J. Hildebrand	56	Mr. Hildebrand has served as a Director and CEO of HealthMarkets, Inc. since June 2008 and as President since September 2008. Mr. Hildebrand is a member of the Executive Committee. He also serves as a Director, Chairman, President and Chief Executive Officer of the Company’s insurance subsidiaries. Prior to joining the Company, from 1975 to 2006, Mr. Hildebrand held several senior management positions with New York Life Insurance Company before retiring in 2006 as Vice Chairman. Mr. Hildebrand currently serves as a director of DJO Incorporated and previously served as a director of New York Life subsidiaries in Hong Kong and Taiwan and of MacKay Shields — an institutional investment manager. He is also a past director of the Million Dollar Round Table Foundation and LIMRA International.	2008
Jason K. Giordano	30	Mr. Giordano has been a director of the Company since February 2009 and is a member of the Audit Committee and Investment Committee of the Board. Mr. Giordano joined The Blackstone Group in 2006 and is an Associate in the Corporate Private Equity Group. Prior to joining Blackstone, Mr. Giordano attended Harvard Business School from 2004 to 2006 and worked in the private equity group at Bain Capital from 2002 to 2004. Prior to that, Mr. Giordano worked as an investment banker with Goldman, Sachs & Co. Mr. Giordano also serves as a director of Pinnacle Foods.	2009
Adrian M. Jones	44	Mr. Jones has been a director of the Company since April 2006. Mr. Jones is a member of the Executive Committee, Executive Compensation Committee, Compliance & Governance Committee and Investment Committee of the Board. Mr. Jones has been a Managing Director of Goldman, Sachs & Co. since 2002. Mr. Jones joined Goldman, Sachs & Co.’s Investment Banking Division in 1994 and moved to its Merchant Banking Division in 1998. Before joining Goldman Sachs, Mr. Jones served as a lieutenant in the Irish Army and worked at Bank of Boston. Mr. Jones currently serves as a director of Dollar General, Education Management Corporation, Biomet and Signature Hospital Holdings.	2006

			Year First
			Elected
Name	Age	Background	Director

Mural R. Josephson	60	Mr. Josephson has been a director of the Company since May 2003 and is a member of the Audit Committee and Executive Compensation Committee of the Board. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. He has serves as a director of SeaBright Insurance Holdings, Inc. (a publicly-traded company providing multi-jurisdictional workers’ compensation insurance) and Argo Group International Holdings, Ltd. (formerly PXRE Group Ltd.) (a publicly-traded company providing primarily property and casualty insurance and reinsurance products globally). He previously served as a director of ALPS Corporation and its wholly-owned subsidiary, Attorneys Liability Protection Society, Inc. (a privately-held insurance company that writes attorney errors and omissions coverage).	2003
David K. McVeigh	41	Mr. McVeigh began serving as a member of the Board in February 2009. He also serves as a member of the Compliance & Governance Committee and Nominating Committee of the Board. Mr. McVeigh joined The Blackstone Group in 2006 and is an Executive Director in the Corporate Private Equity Group. Before joining Blackstone, Mr. McVeigh was a partner with McKinsey and Company, where he was employed from 1994 to 2006. Mr. McVeigh also serves as a director of Biomet and RGIS.	2009
Sumit Rajpal	33	Mr. Rajpal has served as a director of the Company since June 2007. Mr. Rajpal is a member of the Audit Committee of the Board. He is Managing Director in the Principal Investment Area of Goldman, Sachs & Co. which he joined in 2000. Prior to joining Goldman Sachs, Mr. Rajpal worked for McKinsey & Company. Mr. Rajpal currently serves as a director of USI Holdings Corporation, Entertainment Co AB (CSI), Alliance Films and Buck Acquisition (Dollar General).	2007

			Year First
			Elected
Name	Age	Background	Director

Steven J. Shulman	57	Mr. Shulman began serving as a director of the Company in July 2006. Mr. Shulman is a member of the Executive Compensation Committee of the Board. He also serves as non-executive Chairman of Magellan Health Services, Inc. (a manager of behavioral health and radiology benefits) and served as Magellan’s Chief Executive Officer from 2003 until February 2008. Prior to joining Magellan Health Services, Mr. Shulman founded IHCG, an early-stage healthcare technology venture fund, and served as its Chairman and Chief Executive Officer from 2000 to 2002. Prior to IHCG, he was employed by Prudential Healthcare, Inc. as its Chairman, President and Chief Executive Officer from 1997 to 1999. Mr. Shulman co-founded Value Health, Inc., a New York Stock Exchange-listed specialty managed health care company, and served as President of its Pharmacy and Disease Management Group and director from 1991 to 1997. Mr. Shulman also serves as a director of IHCG, Digital Insurance (a private employee benefit service company) and BenefitPoint, Inc. (a private insurance software company).	2006
Ryan M. Sprott	36	Mr. Sprott has served as a director of the Company since April 2009 and is a member of the Executive Committee, Investment Committee and Nominating Committee of the Board. Mr. Sprott is a Managing Director of Credit Suisse in the Asset Management division, based in New York. He is a Partner of DLJ Merchant Banking Partners, the Bank’s private equity investment business. Mr. Sprott joined Credit Suisse First Boston in 1996 working in the Natural Resources Group within the Investment Banking Department and then in 1998 he joined the Private Equity group focusing on middle market buyout and growth investments. Mr. Sprott also serves as a director of Hard Rock Hotel Holdings (operator of the Hard Rock Hotel and Casino in Las Vegas), Specialized Technology Resources, Gateway Energy Services, United Site Services, DenMat Holdings, Deffenbaugh Industries, Inc. and Merrill Corporation.	2009

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation for the 2008 Fiscal Year

The following table shows the compensation paid to our directors for their services during the fiscal year ended December 31, 2008. Directors who are our employees do not receive additional compensation for their services as directors. Accordingly, Mr. Hildebrand receives no compensation for his services as a director. Messrs. Chu, Giordano, Jones, McVeigh, Rajpal and Sprott, members of our Board designated by the Private Equity Investors, are not considered to be independent and therefore also do not receive compensation for their services. We provide our independent directors with an annual retainer for Board and Committee membership and have, historically, awarded stock option grants to our independent directors. We reimburse all directors for travel and lodging expenses they incur in connection with their attendance at directors’ meetings and meetings of the stockholders of the Company.

Change in
Pension
	Fees				Value and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards(9)	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

Allen F. Wise(1)	500,000	—	208,848	—	—	—	708,848
Phillip J. Hildebrand	—	—	—	—	—	—	—
Chinh E. Chu	—	—	—	—	—	—	—
Harvey D. DeMovick, Jr.(2)	118,750	—	26,678	—	—	—	145,428
William J. Gedwed(3)	—	—	—	—	—	—	—
Jason K. Giordano	—	—	—	—	—	—	—
Adrian M. Jones	—	—	—	—	—	—	—
Mural R. Josephson(4)	175,000	—	11,651	—	—	—	186,651
Matthew S. Kabaker(5)	—	—	—	—	—	—	—
Andrew S. Kahr(6)	75,000	—	(3,996)	—	—	—	71,004
David K. McVeigh	—	—	—	—	—	—	—
Sumit Rajpal	—	—	—	—	—	—	—
Kamil M. Salame(7)	—	—	—	—	—	—	—
Steven J. Shulman(8)	125,000	—	19,420	—	—	—	144,420
Ryan M. Sprott	—	—	—	—	—	—	—

(1)	Mr. Wise received an annual retainer for Board membership of $500,000. Mr. Wise resigned effective February 6, 2009.

(2)	Mr. DeMovick received an annual retainer for the following: Board membership — $100,000; Audit Committee membership — $25,000 (a pro-rated portion of which was paid, due to Mr. DeMovick’s appointment to the Committee in May 2008). Mr. DeMovick resigned effective February 9, 2009.

(3)	Mr. Gedwed resigned effective December 3, 2008.

(4)	Mr. Josephson receives annual retainers for the following: Board membership — $100,000; Chairmanship of the Audit Committee — $50,000; Executive Compensation Committee membership — $25,000.

(5)	Mr. Kabaker resigned effective January 16, 2009.

(6)	Mr. Kahr received $75,000, representing one-half of his annual retainer for Board membership. Mr. Kahr resigned effective July 31, 2008.

(7)	Mr. Salame resigned effective April 1, 2009.

(8)	Mr. Shulman receives annual retainers for the following: Board membership — $100,000; Executive Compensation Committee membership — $25,000.

(9)	Calculated in accordance with Statement of Financial Accounting Standards 123R. Represents compensation expense recognized in 2008 for financial reporting purposes. At December 31, 2008, stock option awards for the independent directors were outstanding as follows: Wise — 74,323; DeMovick — 6,102; Josephson — 4,054; Shulman — 6,757.

Director Independence

The Board has determined that Messrs. Josephson, and Shulman are “independent,” as that term is defined under the listing standards of the New York Stock Exchange. Mr. Hildebrand is not “independent” due to his affiliation with the Company. Messrs. Chu, Giordano, Jones, McVeigh, Rajpal and Sprott are not “independent” due to their respective affiliations with the Private Equity Investors.

Annual Meeting Attendance

We encourage but do not require our directors to attend the Annual Meeting of Stockholders. One (1) of the Company’s then directors attended the Annual Stockholder Meeting held May 22, 2008.

Stockholder Communication with Our Board

All current members of the Company’s Board are listed under the heading “About HealthMarkets, Inc.” on the Company’s website (http://www.healthmarketsinc.com). Stockholders may communicate directly with the HealthMarkets Board of Directors, including the Chairman of the Audit Committee, the Chairman of the Nominating Committee and/or the non-Management Directors individually or as a group. All communications should be directed to our Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. In addition, we maintain contact information, both telephone and email, on our website under the heading “Contact Us.” The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications, with the exception of spam, business solicitations and advertisements, product inquiries and suggestions, resumes and other forms of job inquiries, surveys, and obvious “junk” and mass mailings.

Board Meetings, Attendance, and Executive Sessions

During the fiscal year ended December 31, 2008, the Board of Directors met six (6) times and took action on other occasions by unanimous consent of its members. Each member of the Board of Directors who held such position in 2008 attended at least 75% in the aggregate of all meetings of the Board and any committee on which such director served. The Board met in executive session during all regularly scheduled meetings, without management present, and plans to continue that practice going forward.

Board Committees

To assist the Board in the discharge of its responsibilities, the Company has established a standing Audit Committee, Executive Committee, Investment Committee, Compliance & Governance Committee, Nominating Committee, and Executive Compensation Committee. The following chart shows the current composition of the committees.

							Compliance				Executive
Director	Audit		Executive		Investment		& Governance		Nominating		Compensation

Chinh E. Chu			x	*			x	*	x	*	x	*
Phillip J. Hildebrand			x
Jason K. Giordano	x				x	*
Adrian M. Jones			x		x		x				x
Mural R. Josephson	x	*									x
David K. McVeigh							x		x
Sumit Rajpal	x
Steven J. Shulman											x
Ryan M. Sprott			x		x				x
Fiscal 2008 Meetings	8		2		4		4		0		4

x	— Committee Member

*	— Committee Chair

The functions and composition of these Board committees are described below:

Audit Committee, Financial Expert

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the processes related to the Company’s risks and control environment, overseeing the integrity of the Company’s financial statements and financial reporting and compliance with legal and regulatory requirements and evaluating the Company’s audit processes. The Audit Committee confers with the Company’s independent registered public accounting firm and internal auditors regarding audit procedures, including proposed scope of examination, audit results and related management letters. The Audit Committee reviews the services performed by the independent registered public accounting firm in connection with determining their independence, reviews the reports of the independent registered public accounting firm and internal auditors, and reviews recommendations about internal controls. The Committee selects and appoints the Company’s independent registered public accounting firm and approves any significant non-audit relationship with the independent registered public accounting firm.

KPMG LLP, the Company’s independent registered public accounting firm, has direct access to the Audit Committee and may discuss any matters that arise in connection with their audits, the maintenance of internal controls, and any other matters relating to the Company’s financial affairs. The Audit Committee may authorize the independent registered public accounting firm to investigate any matters that the Audit Committee deems appropriate and may present its recommendations and conclusions to the Board.

Since joining the Board in May 2003, Mr. Josephson has served as the Audit Committee Chairman. The Board of Directors has determined that Mr. Josephson, who is independent of management of the Company, is an “audit committee financial expert”, as that term is defined under applicable Securities Exchange Act rules. Following his retirement in October 2002 as Senior Vice President and Chief Financial Officer of Lumbermens Mutual Casualty Company (the lead company of Kemper Insurance Companies), Mr. Josephson has served as a consultant to various financial institutions. In July 1998, Mr. Josephson retired as a partner with KPMG LLP after 28 years with the firm. Mr. Josephson is a licensed Certified Public Accountant in the State of Illinois, and is a member of the American Institute of Certified Public Accountants. The other members of the Audit Committee are not “independent.”

The Audit Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180. The Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, stockholders and other persons. Employees may report such concerns confidentially and anonymously by utilizing a toll free hot line number (877-778-5463) or by accessing Report-It (http://www.reportit.net), a third party reporting service. All others may direct such concerns in writing to the Board of Directors, Audit Committee and/or the non-Management Directors, c/o our Corporate Secretary, HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

The Audit Committee’s Report appears elsewhere in this Information Statement.

Executive Committee

The Executive Committee has the authority of the full Board of Directors in the management and affairs of the Company, except that the Committee may not effect certain fundamental corporate actions, including (a) declaring a dividend, (b) amending the Certificate of Incorporation or Bylaws, (c) adopting an agreement of merger or consolidation, or (d) imposing a lien on substantially all of the assets of the Company. In practice, the Executive Committee meets infrequently and does not act except on matters that are not sufficiently important to require action by the full Board of Directors. In addition to two meetings held during the Company’s 2008 fiscal year, the Committee also took action on selected occasions by unanimous consent of its members.

Investment Committee

The Investment Committee coordinates with the Investment/Finance Committees of the Company’s insurance subsidiaries in supervising and implementing the investments of the funds of the Company and its insurance subsidiaries.

Compliance & Governance Committee

The Compliance & Governance Committee was established by the Board of Directors on August 30, 2006. The Committee develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company; oversees the evaluation of the Board and management, and reviews the succession plan of the Chief Executive Officer and other key officer positions. The Committee also oversees and monitors the Company’s compliance and regulatory functions, including the assessment on a periodic basis of the processes related to the Company’s risk and control environment, the oversight of the integrity of the Company’s compliance with legal and regulatory requirements and evaluation of the Company’s overall compliance program. The Committee also makes recommendations concerning the structure, size and membership of the various committees of the Board of Directors.

The Compliance & Governance Committee operates under a written charter adopted by the Board of Directors. The charter is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Nominating Committee

The Nominating Committee identifies individuals qualified to become directors and recommends that the Board select the director nominees to be voted on at the next annual meeting of stockholders. None of the members of the Nominating Committee are “independent.”

As a result of the Merger and the terms of the Stockholders’ Agreement that provide for the designation of directors by the Private Equity Investor Groups, the Board of Directors has determined that it is not appropriate to establish specific qualifications for nominees or a formal process for identifying and evaluating such nominees for director.

In carrying out its responsibilities to nominate directors, the Nominating Committee will consider candidates recommended by the Board of Directors and by stockholders of the Company. All suggestions by stockholders for nominees for director for 2010 must be made in writing and received by the Corporate Secretary of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than March 1, 2010 (see “Stockholder Proposals for the 2010 Annual Meeting”). The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder and provide a brief summary of the candidate’s qualifications, as well as contact information for both the candidate and the stockholder. At a minimum, candidates for election to the Board must meet the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Candidates should also have relevant business and financial experience, and must be able to read and understand fundamental financial statements. The Committee has not historically received director candidate recommendations from the Company’s stockholders but will consider all relevant qualifications as well as the needs of the Company in terms of compliance with the Securities and Exchange Commission rules.

The Nominating Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com). A copy of the charter is available in print to any stockholder who requests it. Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Although the Nominating Committee did not meet during 2008, the Committee took action on selected occasions by unanimous consent of its members.

The Nominating Committee did not receive any recommendations from stockholders regarding candidates for election to the Board at the 2009 Annual Stockholder Meeting.

Executive Compensation Committee

The Executive Compensation Committee administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. The Committee is authorized to provide assistance to the Company’s directors in fulfilling their responsibility to shareholders to ensure that the Company’s officers, key executives and directors are compensated in accordance with the Company’s total compensation objectives and executive compensation policy. The Company is also authorized to advise, recommend, and approve compensation policies, strategies, and pay levels necessary to support organizational objectives. The Committee may form and delegate to subcommittees when appropriate.

The Executive Compensation Committee evaluates the CEO’s performance and sets the CEO’s compensation level based on this evaluation. The Committee meets in executive session without the CEO to determine his compensation. The Committee receives recommendations from the CEO as to compensation of other executive officers, and the CEO participates in Committee discussions regarding the compensation of such officers.

The Executive Compensation Committee also makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans, evaluates, from time to time, the compensation to be paid to directors for their service on the Board or any committee thereof, and prepares a report on executive compensation as required by the Securities and Exchange Commission to be included in the Information Statement.

In 2008, the Executive Compensation Committee did not engage the services of a compensation consultant and no consultant played a role in the setting of executive and director compensation.

A subcommittee of the Executive Compensation Committee (the “Subcommittee”) consisting solely of two (2) outside directors (Mr. Josephson and Mr. Shulman) has been granted the sole authority to approve any compensation matters where such compensation is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors, which is available for review on the Corporate Governance page of the Company’s website (http://www.healthmarketsinc.com).

Requests for a copy of the charter should be directed to the Corporate Secretary, c/o HealthMarkets, Inc., 9151 Boulevard 26, North Richland Hills, TX 76180.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Board has determined that Messrs. Chu and Jones are not “independent” as that term is defined under the listing standards of the New York Stock Exchange, due to their respective affiliations with the Private Equity Investors. During 2008, no Executive Compensation Committee member was an officer or employee of us or our subsidiaries, or formerly an officer, nor had any relationship otherwise requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers served as a member of the Executive Compensation Committee or as a director of any company where an executive officer of that company is a member of our Executive Compensation Committee. The members of the Executive Compensation Committee thus do not have any compensation committee interlocks or insider participation. Certain relationships and related transactions that may indirectly involve our board members are described below under the caption “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships between any of the directors or executive officers.

Involvement in Certain Legal Proceedings

During the past five years, none of the directors or executive officers has been involved in any legal proceedings that are material to the evaluation of their ability or integrity.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Executive Compensation Program

The Company’s compensation objectives are to support the Company’s overall business strategy and objectives, attract and retain the best possible executive talent, motivate executive officers to achieve the Company’s performance objectives, and reward individual performance and contributions. We intend that our executive compensation program will effectively and appropriately compensate our executives and will guide their activities in response to targeted incentives we provide.

Prior to the April 5, 2006 Merger in which the Private Equity Investors acquired the Company, our compensation programs and policies were administered and overseen by a compensation committee composed entirely of independent directors. Following the Merger, the Executive Compensation Committee (the “Committee”) (of which Chinh Chu (Chairman), Adrian Jones, Mural R. Josephson and Steven Shulman serve as members) administers the Company’s compensation programs and remuneration arrangements for its highest-paid executives. As discussed in more detail above under the heading “Compensation Committee Interlocks and Insider Participation in Compensation Decisions,” several of the members of the Committee are not considered “independent.”

Compensation of the executive officers named in the Summary Compensation Table on page 23 below (the “Named Executive Officers” or the “NEOs”) for 2008 is generally based on the terms of their employment agreements and, in the case of certain former officers, their separation agreements. Messrs. Colliflower, Gedwed, McQuagge and Plato entered into definitive employment agreements with the Company in connection with the Merger. Mr. Hildebrand, Mr. Erwin, Ms. Cocozza, Mr. Heller, Mr. Fields, Mr. Boxer and Mr. Rydzewski entered into definitive employment agreements in connection with their commencement of employment with the Company in June 2008, September 2008, March 2007, December 2006, October 2007, September 2006 and August 2007, respectively. Messrs. Hildebrand, Erwin and Heller are currently employed by the Company and, as such, remain subject to the terms of their employment agreements. Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato are no longer employed by the Company and are subject to the terms of separation agreements. The terms of the employment agreements and separation agreements are discussed in further detail below under the heading “Employment and Separation Agreements.”

Components of Executive Compensation

Historically, we have used a variety of compensation elements to reach our executive compensation program goals. These include base salary, annual bonus compensation, awards of stock and stock options, long-term incentive plan awards, employee benefit plans, and termination and change in control provisions within employment agreements. We also offer limited perquisites to executive officers. Each component of compensation has been designed to complement the other components and, when considered together, to meet the Company’s overall compensation objectives; however, there is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Base Salaries

Base salary is the primary fixed portion of executive pay. It compensates executives for performing their day-to-day duties and responsibilities. The base salaries of the NEOs for 2008 were based on the terms of their employment agreements, which were entered into in connection with the Merger or their commencement of employment with the Company. Base salaries of the NEOs who are direct reports of the Chief Executive Officer are evaluated annually by the Committee, generally by the end of the first quarter. Mr. Gedwed and his direct reports — Ms. Cocozza and Messrs. Colliflower, Fields, Boxer, McQuagge — did not receive an increase in base salary in the first quarter of 2008. However, in connection with Mr. Field’s promotion to President and Chief Operating Officer effective June 1, 2008, the Committee approved an increase in Mr. Fields’ annual base salary (from $495,000 to $800,000), in recognition of his increased responsibilities. Mr. Plato, who separated from the Company in the first quarter of 2008, did not receive an increase in base salary for 2008. Messrs. Heller and Rydzewski received an increase in base salary of 4% and 2%, respectively, representing annual merit increases in recognition of their performance in 2007. Mr. Rydzewski’s merit increase took into account the fact that he was employed for only a portion of 2007. Mr. Hildebrand’s and Mr. Erwin’s employment did not commence until June 2008 and September 2008, respectively, after the Committee’s annual evaluation of base salaries.

Annual Bonus Compensation

The Company has established an annual bonus compensation plan for employees, including the Named Executive Officers. Under this plan, the Company creates an annual bonus pool (approximately $9,565,000 in 2008), determines performance targets that must be achieved for the bonus pool to be allocated, and sets a bonus potential for each participant, generally as a percentage of base compensation. The annual bonus compensation plan is designed to achieve the Company’s objective of linking compensation to annual performance results, attracting, motivating and retaining high-caliber leadership, and aligning the interests of senior executives and stockholders.

In 2008, the bonus potential established for the Named Executive Officers (other than Messrs. Hildebrand and Erwin, who commenced employment in June 2008 and September 2008, respectively) ranged from 40% to 200% of base salary and was based on the terms of the employment agreements with each NEO.

The performance targets applicable to the 2008 bonus program were initially established in the first quarter of 2008. At its August 5, 2008 meeting, the Committee determined that the performance targets could not be achieved and that it would be in the best interest of the Company to revise the performance targets to a more achievable level. As a result, the Committee established the following performance targets applicable to the 2008 bonus program:

2008 Performance Targets

		Revised	Bonus Pool
Adjusted EBITDA — 40% Weighting	Target	EBITDA	Funding

	90%	$107,645,000	75%
	100%	$119,605,000	100%
	Original Target	$211,997,000

		Revised	Bonus Pool
Commercial Health Policies Sold — 20% Weighting	Target	Policies	Funding

	90%	77,908	75%
	100%	86,565	100%
	Original Target	118,273

		Revised	Bonus Pool
1st Year Persistency (Policies that last 12 months) — 20% Weighting	Target	Persistency	Funding

	95%	48.3%	75%
	100%	50.8%	100%
	Original Target	57.3%	125%

			Bonus Pool
Multi-State Market Conduct Exam Deliverables — 20% Weighting	Target	Deliverables	Funding

	100%	14	100%

In the case of the “Adjusted EBITDA” and “Commercial Health Policies Sold” targets, partial achievement at 90% of target would result in the funding of 75% of the portion of the bonus pool attributable to such target. In the case of “1st Year Persistency,” partial achievement at 95% of target would result in the funding of 75% of the portion of the bonus pool attributable to such target, and achievement of the original target (in excess of 100% of the revised target) would result in the funding of 125% of the portion of the bonus pool attributable to such target. Funding of the portion of the bonus pool attributable to the “Multi-State Market Conduct Exam Deliverables” target is subject to achievement at 100% of target.

At its meeting on January 23, 2009, the Committee determined that each of the performance targets applicable to the 2008 bonus program had been achieved at 100%, which made available the entire annual bonus pool for distribution among employees, including the Named Executive Officers. Mr. Hildebrand also reviewed with the Committee his recommendations for 2008 bonus compensation for his direct reports, including his recommendation that Mr. Heller receive his maximum bonus opportunity of 100% of base salary, based on Mr. Heller’s significant contributions toward achievement of the 2008 performance targets. The Committee approved Mr. Hildebrand’s recommendations and awarded Mr. Heller a bonus of 100% of base salary. The annual bonus paid to Mr. Heller is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation table on page 23 below. At its January 23, 2009 meeting, the Committee also established performance targets applicable to the 2009 bonus program.

Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato separated from the Company in 2008. As a result, their annual bonus compensation was not addressed at the January 23, 2009 Committee meeting. Rather, pursuant to the terms of their employment agreements, Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer and Rydzewski received a pro-rata portion of their 2008 target bonuses in connection with their separation from the Company. Messrs. McQuagge and Plato did not receive 2008 bonuses because they separated from the

Company before the last day of the first quarter of 2008. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 23 below.

Pursuant to the terms of their employment agreements, Messrs. Hildebrand and Erwin each received a guaranteed bonus for the first twelve (12) months of their employment terms, a pro rata portion of which was paid to each executive in December 2008, with the balance paid in 2009. One-half of Mr. Erwin’s guaranteed first year bonus is payable in the form of shares of the Company’s Class A-1 Common Stock based on their fair market value, with the balance payable in cash. For the 2009 fiscal year and fiscal years thereafter, Messrs. Hildebrand and Erwin will be eligible to participate in the Company’s annual bonus program described above, pursuant to which each executive will have a target bonus opportunity and a maximum bonus opportunity, subject to the achievement of annual performance goals established by the Committee. In Mr. Hildebrand’s case, if the annual performance goals are achieved, payment will be at no less than the target bonus amount. In each case, the executive’s bonus for the 2009 fiscal year will be reduced to take into account portions of the year covered by the executive’s first year guaranteed bonus. For the 2009 fiscal year, Mr. Hildebrand will only be paid 7/12 of his bonus (because 5/12 of the year was covered by a portion of the first year guaranteed bonus), and Mr. Erwin’s bonus will be reduced by the amount of his first year guaranteed bonus paid in 2009.

Stock Options — 2006 Management Stock Option Plan

On May 8, 2006, the Board of Directors adopted the 2006 Management Stock Option Plan (as amended, the “2006 Plan”), in accordance with which options to purchase shares of HealthMarkets’ Class A-1 Common Stock may be granted from time to time to officers, employees and non-employee directors of HealthMarkets or any subsidiary. The purpose of the 2006 Plan is to attract and retain officers and other key employees for the Company and its subsidiaries and to provide to such persons incentives and rewards for superior performance. The Committee believes that the Company will be able to enhance the prospects for its business objectives and more closely align the interests of outside directors, officers and key employees with those of the Company’s stockholders by providing those individuals with the opportunity to increase their equity interests in the Company on meaningful terms.

In May and June of 2006, the Company granted non-qualified options under the 2006 Plan to Messrs. Colliflower, Gedwed, McQuagge and Plato in connection with the Merger. Option grants to Mr. Hildebrand, Mr. Erwin, Ms. Cocozza, Mr. Heller, Mr. Fields, Mr. Boxer and Mr. Rydzewski were made in connection with their commencement of employment with the Company in June 2008, September 2008, March 2007, December 2006, October 2007, September 2006 and August 2007, respectively. The Named Executives Officers generally have not received additional stock option grants. However, in limited cases, the Committee has approved additional grants in recognition of increased responsibilities in connection with a promotion or to recognize past performance. In August 2006, Mr. Colliflower received an additional grant of non-qualified stock options in connection with his promotion to Executive Vice President and General Counsel. In July 2008, Mr. Heller received an additional grant of non-qualified stock options in order to maintain the competitiveness of his compensation relative to the market and to recognize past performance.

These options were intended to provide a long-term incentive opportunity to the executives that also linked the interests of the executive with those of the stockholders, as the options provide no value unless the value of the underlying shares increases. The number of stock options granted to a particular executive officer was based on the executive’s position and an evaluation of the executive’s ability to influence the long-term growth and profitability of the Company. The number of options previously granted to, and shares held by, an officer were not considered in determining the number of options granted in May and June of 2006 to the officer. These options are included in the Grants of Plan Based Awards table on page 25 below. The Committee does not time the grant of stock options in consideration of the release of material non-public information.

Under the 2006 Plan, the option price may not be less than 100% of the Fair Market Value (as defined below) on the date of grant, except that the option price of an incentive stock option issued to an employee who owns Class A-1 Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Company stock may not be less than 110% of the Fair Market Value on the date of grant. Under the 2006 Plan, “Fair Market Value” is defined to mean the fair market value of a share as determined from time to time by the Board in good faith or, in the event of a termination of employment by certain key executives (other than for cause) within six months of an IPO or change of control, the consideration paid per share pursuant to such transaction.

In connection with the extraordinary cash dividend declared on May 3, 2007, and to prevent a dilution of the rights of participants in the 2006 Plan, the Board of Directors approved an adjustment of options granted under the 2006 Plan, pursuant to which the exercise price was reduced by $10.51 per share — the amount of the extraordinary cash dividend.

With the exception of stock options granted to Mr. Hildebrand, Mr. Erwin and a limited number of senior executives hired in 2008 and 2009, the stock options granted to employees under the 2006 Plan vest in three “tranches.” One-third of the options vest in 20% increments over five years with an exercise price equal to the fair market value per share at the date of grant (the “Time-Based Options”). One-third of the options vest in increments of 25%, 25%, 17%, 17% and 16% over five years, provided that certain specified performance targets have been achieved, with an exercise price equal to the fair market value on the date of grant (the “Performance-Based Options”). The remaining one-third of the options (the “Tranche C Options”) vest in increments of 25%, 25%, 17%, 17% and 16% over five years with an initial exercise price equal to the fair market value at the date of grant. The exercise price increases 10% each year beginning on the second anniversary of the grant date and ending on the fifth anniversary of the grant date. Options granted to directors (“Director Options”) vest in 20% increments over five years. Director Options, Time Based Options, Performance-Based Options and Tranche C Options expire ten years following the grant date and become immediately exercisable upon the occurrence of a Change in Control (as defined in the 2006 Plan) if the optionee remains in the continuous employ or service of the Company or any subsidiary until the date of the consummation of such Change in Control.

On May 3, 2007, the Committee established 2007 performance targets applicable to the second 25% vesting tranche of the Performance-Based Options granted during the Company’s 2006 fiscal year and the first 25% vesting tranche of the Performance-Based Options granted during the Company’s 2007 fiscal year. The performance targets required that in the twelve (12) months ended December 31, 2007, the Company generate income from continuing operations (before taxes, interest expense and certain other fees and expenses) equal to or in excess of $230.2 million. At its March 13, 2008 meeting, the Committee determined that the performance targets were unsuitable, as they focused solely on adjusted income and did not otherwise take into account other measures, such as individual performance and other Company performance, that would allow the Committee to adequately measure and determine achievement resulting from the favorable operational progress made by the Company and management during the Company’s 2007 fiscal year. This progress included the Company’s initiative to expand into the Medicare market, progress in resolution of the multi-state market conduct examination and continued success in recruiting talented individuals to fill senior management roles.

In light of such favorable progress, the Committee exercised its discretion provided under the terms of the 2006 Plan to adjust the acceptable level of achievement for the Performance-Based Options that were subject to the 2007 performance targets and determined that 50% of those Performance-Based Options would vest upon satisfaction of the continued employment conditions applicable to those Performance-Based Options and that the remaining 50% of the Performance-Based Options that were subject to the 2007 performance targets (the “2007 Carryover Options”) would remain outstanding, subject to vesting contingent upon (i) achievement of the 2008 performance targets established by the Committee and (ii) the continued employment conditions applicable to such Performance-Based Options.

On August 15, 2008, the Committee established the performance targets applicable to the third 17% vesting tranche of the Performance-Based Options granted during the Company’s 2006 fiscal year, the second 25% vesting tranche of the Performance-Based Options granted during the Company’s 2007 fiscal year and the first 25% vesting tranche of the Performance-Based Options granted during the Company’s 2008 fiscal year. The Committee determined that the performance targets described on page 15 above, in the table entitled “2008 Performance Targets,” would also be applied to these options. With respect to the 2007 Carryover Options, achievement of all four targets at no less than 100% was required. The Committee adopted a weighted average formula for the remaining unvested options subject to the 2008 performance targets, as more specifically set forth below:

Total Weighted Average of Performance Criteria	Options Granted

100%	100%
80%-99%	80%
60%-79%	60%
50%-60%	50%

Performance targets for 2009 were established by the Committee on January 23, 2009. Performance targets for any Performance-Based Options granted by the Company for future years are expected to be established annually by the Committee.

During 2008, non-qualified options to purchase shares of Class A-1 common stock were granted under the 2006 Plan to certain newly-hired executive officers of the Company, including Messrs. Hildebrand and Erwin, pursuant to the terms of employment agreement with these executives (the “Executive Options”). The Executive Options generally consist of time-based options, which vest over periods ranging from three to five years, and performance-based options. Mr. Hildebrand received a grant of 990,000 options, one-half of which are time-based options and one-half of which are performance-based options. Mr. Erwin received a grant of 175,000 options, of which 150,000 are time-based options and 25,000 are performance based options. Mr. Hildebrand’s time-based options vest in installments, with 20% vesting on the first anniversary of his start date (“Effective Date”) and the remainder vesting in equal quarterly installments thereafter until the fifth anniversary of his Effective Date. Mr. Erwin’s time-based options will vest in installments, with one-third vesting on the first anniversary of his Effective Date and the remainder vesting in equal quarterly installments thereafter until the third anniversary of his Effective Date. The performance based options become exercisable only upon the achievement by the Private Equity Investors and their respective affiliates, based on cash proceeds received, of a 1.6x or greater cash-on-cash return on the value of their equity investment in the Company as of the executive’s Effective Date. If the performance-based options have not become exercisable as of the fourth anniversary of the executive’s Effective Date, then exercise of the performance-based options is also subject to achievement by the Private Equity Investors and their respective affiliates of a 15% or greater internal rate of return from and after the Effective Date. The initial exercise price of the Executive Options is equal to the fair market value at the date of grant; however, Mr. Hildebrand’s options provide that the initial exercise price for 82,500 of his time-based options and 82,500 of his performance-based options will accrete at a rate of 10% each year beginning on the first anniversary of his Effective Date and ending on the fifth anniversary of his Effective Date. The Executive Options expire ten years following the grant date.

Stock Options — 1987 Amended and Restated Stock Option Plan

In connection with the Merger, each outstanding option to purchase shares of HealthMarkets Common Stock granted under the Company’s 1987 Amended and Restated Stock Option Plan (the “1987 Plan”) became fully vested, and (except with respect to 360,030 options granted under the 1987 Plan that were held by certain executive officers and converted into options to acquire shares of Class A-1 Common Stock) each option granted under the 1987 Plan was cancelled and converted into the right to receive a payment (subject to any applicable withholding taxes) equal to the difference between $37.00 and the exercise price for the option. Options under the 1987 Plan held by Messrs. Colliflower and Gedwed were settled in connection with their separations from employment. No options remain outstanding under the 1987 Plan.

Long-Term Incentive Plan Awards

During 2008, the Company granted LTIP Awards to several newly-hired executive officers pursuant to the terms of employment agreement with these executives. Messrs. Hildebrand and Erwin are the only Named Executive Officers to receive LTIP awards in 2008. The LTIP awards are intended to attract and retain key executives and to provide to such persons incentives and rewards for superior performance. The Committee believes that the LTIP awards help align the interests of key executives with those of the Company’s stockholders by providing these executives with an opportunity to earn additional compensation based upon achievement of specific performance goals.

Mr. Hildebrand received an initial LTIP award in 2008 consisting of 34,483 shares of the Company’s A-1 Common Stock. Subject to his continued employment with the Company (or certain qualifying terminations of his employment), the initial LTIP award will vest in three equal installments on each of the first, second and third anniversaries of Mr. Hildebrand’s Effective Date (June 5, 2008), and will be delivered to him on the third anniversary of his Effective Date. The “Stock Awards” column of the Summary Compensation Table on page 23 below reflects the compensation costs associated with Mr. Hildebrand’s initial LTIP award recognized for financial statement reporting pursuant to SFAS No. 123(R). Mr. Erwin received an initial LTIP award in 2008 with a target value of $133,000 which is subject to the achievement of performance goals established by the Subcommittee. Subject to achievement of the performance goals and continued employment with the Company through each applicable vesting date, Mr. Erwin’s initial LTIP award will vest in three equal annual installments on each of the first, second and third anniversaries of Mr. Erwin’s Effective Date (September 30, 2008).

For the Company’s 2009 fiscal year and each fiscal year thereafter during the term of his employment agreement, Mr. Hildebrand is eligible to receive an annual LTIP with a target value of no less than $1.2 million. For the Company’s 2010 fiscal year and each fiscal year thereafter during the term of his employment agreement, Mr. Erwin is eligible to receive an annual LTIP with a target value of no less than $100,000. These annual LTIP awards will be awarded in cash and will become earned based on the achievement of performance goals established by the Subcommittee. Subject to achievement of the performance goals and continued employment with the Company through each applicable vesting date, the LTIP award will be granted to the executive after the completion of the applicable fiscal year and will vest in three equal annual installments on each of the first three anniversaries of the executive’s Effective Date occurring after the end of the applicable fiscal year performance period. For example, in Mr. Hildebrand’s case, if the performance goals are met with respect to the Company’s 2009 fiscal year, Mr. Hildebrand will be granted an award in January 2010, which will vest in three equal annual installments in June 2010, June 2011 and June 2012. The annual LTIP will become payable on the third anniversary of the executive’s Effective Date occurring after the applicable fiscal year performance period.

On March 18, 2009, the Subcommittee established performance goals applicable to 2009 annual LTIP awards, including Mr. Hildebrand’s 2009 annual LTIP award and Mr. Erwin’s initial LTIP award. On April 24, 2009, the Subcommittee approved limited revisions to the performance goals applicable to 2009 annual LTIP awards, intended to clarify the adjustments necessary to establish Adjusted EBITDA. The 2009 performance goals established by the Subcommittee are described below in Proposal 2 to this Information Statement.

HealthMarkets 401(k) and Savings Plan

The Company maintains for the benefit of its and its subsidiaries’ employees the HealthMarkets 401(k) and Savings Plan (the “Employee Savings Plan”). The Employee Savings Plan enables eligible employees to make pre-tax contributions to the Employee Savings Plan (subject to overall limitations) and to direct the investment of such contributions among several investment options. The Employee Savings Plan, which is made available to all employees, is intended to assist in attracting and retaining employees by providing them with a tax-advantaged means to save a portion of their earnings for retirement purposes.

During 2008, the Company made certain matching contributions and supplemental contributions to participants’ accounts in cash. All contributions made on behalf of the Named Executive Officers were calculated using the same formula as is used for all other eligible employees. Contributions by the Company and its subsidiaries to the Employee Plan currently vest in prescribed increments over a six-year period. Effective April 1, 2008, the Company discontinued supplemental contributions and increased the matching contribution for those employees who elect to participate.

Employee Benefit Plans

The Company offers benefit plans such as vacation, medical, prescription drug, vision, dental and term life insurance coverage to the Named Executive Officers on the same basis as offered to all employees. The Company offers these plans to attract, motivate and retain high-caliber employees.

The Company does not maintain a pension plan or non-qualified deferred compensation plan for executives or its other employees.

Perquisites

Historically, the Company has not made available a broad array of perquisites and personal benefits to its executive officers. The Company has chosen to offer only a very limited number of perquisites to its executives as an incremental benefit to recognize their position within the Company and as an accommodation to certain executives who maintain a residence in States other than the location of their Company office or who might otherwise incur certain expenses associated with the commencement of their employment. In 2008, the Company provided each of Mr. Hildebrand and Mr. Erwin with a relocation benefit of $75,000, a monthly car allowance (for Mr. Hildebrand), reimbursement for personal travel and/or housing expenses (including reimbursement of rental car expenses for Mr. Erwin) and reimbursement of legal fees incurred in connection with the negotiation of their employment agreements with the Company. The Company also purchased a club membership for use by Mr. Hildebrand for business development and entertainment purposes. Such perquisites were provided pursuant to employment agreements with these executives. The Company reimbursed Messrs. Boxer and Fields for personal travel and housing expenses incurred in connection with commuting to the Company’s headquarters from primary residences in other States. In connection with his relocation to accept employment with the Company, the Company also reimbursed Mr. Rydzewski for closing costs on his new home. The Company furnished these executives with tax gross-ups for income attributable to such payments. The Company believes that these payments enhanced its ability to attract and retain these executives. The Company chose to provide the tax gross-ups to preserve the level of benefits intended to be provided under these arrangements. The value of each of these perquisites is included in the “All Other Compensation” column of the Summary Compensation Table on page 23 below.

Other

Prior to his appointment as an officer of the Company in December 2006, Mr. Heller served as an independent agent of the Company’s insurance subsidiaries for approximately 15 years, 11 of which he spent as a “regional sales leader.” Pursuant to his agent contract with the insurance subsidiaries, Mr. Heller is entitled to ongoing commissions for sales production during this period. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 23 below. The Committee did not take Mr. Heller’s commissions income into account when setting his compensation for 2008.

Severance and Change of Control Provision in Employment Agreements

Under the terms of employment agreements with the Company, Messrs. Hildebrand, Erwin and Heller — the only Named Executive Officers currently employed by the Company — are entitled to severance payments in the event of their termination in certain specified circumstances. Generally, these executives would be entitled to receive severance ranging from one times to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of certain welfare benefits for a period ranging from one to two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year (in the case of Messrs. Hildebrand and Erwin, subject to achievement of applicable performance targets). In addition, if Mr. Hildebrand is terminated in certain specified circumstances (i) he would be entitled to a relocation allowance, provided that the termination occurs on or prior to the third anniversary of his Effective Date and (ii) to the extent then unvested and unpaid, Mr. Hildebrand’s initial LTIP award would vest and be paid to him in accordance with its normal payment schedule. Messrs. Hildebrand, Erwin and Heller are entitled to full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive; provided, however, that following a Change of Control (as defined in the employment agreements), the surviving corporation would be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of these executives has agreed to post-termination non-competition and non-solicitation covenants for time periods consistent with the period of their severance. The terms of the employment agreements, including the circumstances under which the executives are entitled to severance, are described in more detail under the heading “Employment and Separation Agreements.”

In connection with their separations from the Company, Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato each executed separation agreements with the Company, the terms of which are described in more detail under the heading “Employment and Separation Agreements.”

Generally, currently outstanding stock options provide for post-termination exercise periods ranging from the earlier of ninety (90) calendar days or the remaining term of the option (in the case of voluntary terminations by the employee), to the earlier of one (1) year or the remaining term of the option (in the case of termination due to death or disability, termination by the employee for good reason, or termination by the Company without cause). Termination of employment for cause results in expiration of all options on the date of the termination. However, in the case of performance-based options granted to Messrs. Hildebrand and Erwin, the options will remain exercisable and eligible to vest for one (1) year (and will vest if the performance targets are achieved during this period) and all vested performance-based options will remain exercisable until the earlier of the expiration of the original term or one (1) year from the date of vesting (if vesting occurs during the one (1) year look-forward period).

Provisions addressing a change in control of the Company are contained in various Company plans applicable to the Named Executive Officers as well to other employees. Stock options granted to the NEOs (other than Messrs. Hildebrand and Erwin) under the 2006 Plan provide that upon the occurrence of a Change of Control (as defined in the 2006 Plan), if the executive has remained in the continuous employ of the Company, and his or her employment terminates for any reason (other than a termination for cause by the Company or a voluntary termination by the employee), the executive may exercise any options exercisable as of the date of the executive’s termination or that would have become exercisable if the executive had remained employed until the first anniversary of the date of the employee’s termination. With respect to stock options granted under the 2006 Plan to Messrs. Hildebrand and Erwin, the time-based options become immediately exercisable upon the occurrence of a Change of Control if the executive remains in the continuous employ of the Company or any subsidiary until the date of the consummation of such Change of Control. The performance-based options will not become exercisable upon a Change of Control but will remain in effect following a Change of Control in which the Private Equity Investors receive marketable securities, provided that the performance targets would have been satisfied if the value of such securities had been included as cash. In this event, the performance-based options will remain in effect following such Change of Control until the earlier of (i) the remaining term of the performance-based options and (ii) the first anniversary of the termination of the executive’s employment and, to the extent not already vested, shall become exercisable if, during such period, upon conversion of such securities into cash (or other distribution or disposition) by the Private Equity Investors, the performance targets are satisfied.

With respect to LTIP awards made to Messrs. Hildebrand and Erwin, any outstanding LTIP awards will vest in full upon a Change of Control and will, in certain cases, be paid to the executive upon such Change of Control.

We believe that the change of control arrangements described above benefit the Company and its stockholders by assuring key employees that we are aware of the issues they could face upon a change of control; by providing key employees with financial assurances so that they can perform their jobs with minimum distraction in the face of a pending change of control; by encouraging key employees to stay with the Company while a change of control is occurring, so that an acquiring company can retain individuals who have been key to the Company’s success; and by helping the Company recruit employees who may have similar agreements with other companies.

Accounting and Tax Issues

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1.0 million paid to the Company’s Chairman, principal executive officer or to any of the Company’s three other highest-paid executive officers (other than the principal financial officer) unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and its executive officers in its review and establishment of compensation programs and payments, but has determined that it will not necessarily seek to limit compensation to that amount otherwise deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis appearing above. Based on the review and discussions referred to above, the Executive Compensation Committee recommends to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Information Statement on Schedule 14C.

EXECUTIVE COMPENSATION COMMITTEE

Chinh E. Chu (Chairman)
Adrian M. Jones
Mural R. Josephson
Steven J. Shulman

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for services to us and our subsidiaries earned by or awarded or paid to the persons who were the principal executive officer, the principal financial officer, the three other most highly compensated executive officers of the Company serving as such at December 31, 2008, and two other former officers who would have been among the next three most highly compensated executive officers but for the fact that they were not serving at December 31, 2008.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
			Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	Year		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	Earnings ($)	($)(18)	($)

Phillip J. Hildebrand(7)	2008		692,308	933,333	233,338	1,524,398	—	—	449,336	3,832,713
President and Chief	2007		—	—	—	—	—	—	—	—
Executive Officer	2006		—	—	—	—	—	—	—	—
Steven P. Erwin(8)	2008		155,769	166,667	—	156,926	—	—	116,187	595,549
Executive Vice President and	2007		—	—	—	—	—	—	—	—
Chief Financial Officer	2006		—	—	—	—	—	—	—	—
Nancy G. Cocozza(9)	2008		350,000	—	—	6,716	—	—	1,833,922	2,190,638
Executive Vice President	2007		257,115	315,000	—	319,797	—	—	18,273	910,185
	2006		—	—	—	—	—	—	—	—
Michael A. Colliflower(10)	2008		330,000	—	—	21,707	—	—	1,540,444	1,892,151
Executive Vice President and	2007	(6)	—	—	—	—	—	—	—	—
General Counsel	2006	(6)	—	—	—	—	—	—	—	—
Jack V. Heller(11)	2008		343,200	—	—	116,677	300,000	—	507,429	1,267,306
Sr. Vice President	2007	(6)	—	—	—	—	—	—	—	—
	2006	(6)	—	—	—	—	—	—	—	—
William J. Gedwed(12)	2008		265,385	—	—	536,525	—	—	2,492,721	3,294,631
Former President and Chief	2007		600,000	—	—	1,153,035	—	—	16,341	1,769,376
Executive Officer	2006		600,000	750,000	—	893,337	—	—	2,040,965	4,284,302
David W. Fields(13)	2008		487,091	—	—	(134,700)	—	—	1,489,112	1,841,503
Former President and Chief	2007	(6)	—	—	—	—	—	—	—	—
Operating Officer	2006	(6)	—	—	—	—	—	—	—	—
Michael E. Boxer(14)	2008		273,462	—	—	172,595	—	—	2,169,384	2,615,441
Former Executive Vice	2007		450,000	450,000	—	493,461	—	—	120,755	1,514,216
President and Chief	2006		119,423	160,000	—	81,127	—	—	22,175	382,725
Financial Officer
Philip Rydzewski(15)	2008		285,600	—	—	65,302	—	—	470,680	821,582
Former Sr. Vice President and	2007	(6)	—	—	—	—	—	—	—	—
Chief Accounting Officer	2006	(6)	—	—	—	—	—	—	—	—
Troy A. McQuagge(16)	2008		164,424	—	—	407,149	—	—	2,247,857	2,819,430
Former President — Agency	2007		450,000	—	—	1,072,351	—	—	16,234	1,538,585
Marketing Group	2006		400,000	700,000	—	612,057	—	—	3,399,426	5,111,483
James N. Plato(17)	2008		123,750	—	—	7,540	—	—	1,203,293	1,334,583
Former President — Life	2007		325,000	250,000	—	208,559	—	—	17,357	800,916
Insurance Division	2006		325,000	250,000	758	191,410	—	—	1,151,111	1,918,279

(1)	The salary amount represents the salary earned from January 1 through December 31 of the applicable year.

(2)	Represents discretionary cash bonuses paid and accrued for the year in addition to guaranteed annual bonus payments in 2008 for Mr. Hildebrand of $933,333 and Mr. Erwin of $166,667. Excludes balance of guaranteed bonus payments in 2009 for Mr. Hildebrand of $666,667 and Mr. Erwin of $333,333.

(3)	The amounts reported in the Stock Awards Column are the compensation costs recognized for financial statement reporting pursuant to SFAS No. 123(R). The assumptions used in the valuation are discussed in Note 14 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report of Form 10-K for the year ended December 31, 2008.

(4)	The amounts reported in the Option Awards Column are the compensation costs recognized for financial statement reporting pursuant to SFAS No. 123(R). The assumptions used in the valuation are discussed in Note 14 to the Company’s Consolidated Financial Statement included in the Company’s Annual Report of Form 10-K for the year ended December 31, 2008.

(5)	Represents an annual management incentive award earned pursuant to the NEO’s employment agreement.

(6)	The officers were not Named Executive Officers for the years indicated.

(7)	Mr. Hildebrand’s employment began on June 5, 2008.

(8)	Mr. Erwin’s employment began on September 10, 2008.

(9)	Ms. Cocozza’s employment began on March 30, 2007 and terminated on December 31, 2008.

(10)	Mr. Colliflower’s employment terminated on December 31, 2008.

(11)	Mr. Heller’s employment began on December 18, 2006.

(12)	Mr. Gedwed’s employment terminated on June 1, 2008.

(13)	Mr. Fields’ employment terminated on September 19, 2008.

(14)	Mr. Boxer’s employment terminated on June 27, 2008.

(15)	Mr. Rydzewski’s employment terminated on December 31, 2008.

(16)	Mr. McQuagge’s employment terminated on March 21, 2008.

(17)	Mr. Plato’s employment terminated on March 28, 2008.

(18)	The following table contains a breakdown of the compensation and benefits included under All Other Compensation for 2008:

	Company	Company	Personal					Severance	Settlement
	Paid	Contribution	Travel					and	of Other				Other
	Life	to 401k	& Car	Housing	Closing	Tax	Sign On	Termination	Stock	Club	Legal		Incentive
	Insurance	Plan	Allowance	Allowances	Costs	Gross-ups	Bonus	Benefits	Options	Dues	Fees	Commissions	Items
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Phillip J. Hildebrand	312	13,667	7,000	—	—	109,647	75,000	—	—	191,166	52,544	—	—
Steven P. Erwin	—	1,731	5,982	5,698	—	10,436	75,000	—	—	—	17,340	—	—
Nancy G. Cocozza	874	12,650	—	—	—	—	—	1,820,398	—	—	—	—	—
Michael A. Colliflower	1,232	13,667	—	—	—	—	—	1,487,357	37,478	—	—	—	710
Jack V. Heller	924	13,543	—	—	—	—	—	—	—	—	—	492,962	—
William J. Gedwed	624	13,800	—	—	—	—	—	2,476,397	—	—	—	—	1,900
David W. Fields	827	13,667	46,273	15,542	—	25,803	—	1,387,000	—	—	—	—	—
Michael E. Boxer	572	13,543	25,057	11,595	—	27,035	—	2,091,582	—	—	—	—	—
Philip Rydzewski	737	13,800	—	—	22,010	7,915	—	426,218	—	—	—	—	—
Troy A. McQuagge	312	9,953	—	—	—	—	—	2,010,892	225,000	—	—	—	1,700
James N. Plato	312	13,050	—	—	—	—	—	1,188,231	—	—	—	—	1,700

Grants of Plan-Based Awards During Fiscal Year 2008

The following table sets forth information concerning each award granted to the Named Executive Officers in 2008:

												Exercise		Grant Date
			Estimated Future Payouts Under									or Base		Fair Value
			Non-Equity Incentive Plan				Estimated Future Payouts Under			All Other	All Other	Price of		of Stock
		Board	Awards				Equity Incentive Plan Awards(3)			Stock	Option	Option		and Option
	Grant	Action	Threshold	Target	Maximum		Threshold	Target	Maximum	Awards	Awards	Awards		Awards
Name	Date	Date	($)	($)	($)		(#)	(#)	(#)	(#)(4)	(#)(3)	($/Sh)(5)		($)(6)

Phillip J. Hildebrand	6/30/2008	6/4/2008									412,500	34.80		7,008,375
	6/30/2008	6/4/2008									82,500	34.80	(15)	1,070,850
	6/30/2008	6/4/2008					—	412,500	412,500			34.80		6,575,250
	6/30/2008	6/4/2008					—	82,500	82,500			34.80	(15)	1,305,975
	7/10/2008	6/4/2008								34,483				1,200,008
Steven P. Erwin			—	133,000	133,000	(2)
	9/30/2008	9/11/2008									150,000	24.00		1,728,000
	9/30/2008	9/11/2008					—	25,000	25,000			24.00		275,750
Nancy G. Cocozza(7)			—	350,000	350,000	(1)
	3/13/2008	3/13/2008					—	3,937	3,937			39.49		59,488
Michael A. Colliflower(8)			—	165,000	247,500	(1)
	3/13/2008	3/13/2008					—	1,083	1,083			26.49		18,779
	3/13/2008	3/13/2008					—	437	437			27.86		7,412
Jack V. Heller			171,600	257,400	343,200	(1)
	7/9/2008	7/9/2008									6,667	24.00		76,937
	7/9/2008	7/9/2008									6,666	24.00	(16)	64,860
	3/13/2008	3/13/2008					—	1,250	1,250			39.49		18,888
William J. Gedwed(9)			—	600,000	1,200,000	(1)
	3/13/2008	3/13/2008					—	8,691	8,691			26.49		150,702
David W. Fields(10)			—	495,000	990,000	(1)
	3/13/2008	3/13/2008					—	6,875	6,875			42.03		105,394
Michael E. Boxer(11)			337,500	450,000	675,000	(1)
	3/13/2008	3/13/2008					—	4,396	4,396			27.86		74,908
	3/13/2008	3/13/2008					—	760	760			27.86		12,950
Philip Rydzewski(12)			—	—	114,240	(1)
	3/13/2008	3/13/2008					—	520	520			40.97		7,894
Troy A. McQuagge(13)				450,000	900,000	(1)
	3/13/2008	3/13/2008					—	6,083	6,083			26.49		116,611
James N. Plato(14)			—	243,750	406,250	(1)
	3/13/2008	3/13/2008					—	869	869			26.49		15,068

(1)	The amount reflects the minimum, target and maximum value of amounts payable pursuant to the annual management incentive program under the Named Executive Officer’s employment agreement. The potential payments for the award are performance-based.

(2)	Initial LTIP Award included in Mr. Erwin’s employment agreement. The award will vest over three years if performance targets are met.

(3)	Represent options granted under the 2006 Plan. Options have a ten year term and vest over time as described below.

(4)	Restricted stock granted pursuant to Mr. Hildebrand’s employment agreement. The restricted stock will vest in three equal annual installments.

(5)	Options were granted with an exercise price equal to fair value of the Company’s stock on the date first awarded by the Board. The fair value of the Company’s stock is set by the Board of Directors on a quarterly basis.

(6)	The grant date fair value of these awards was calculated in accordance with Statement of Financial Accounting Standards 123(R).

(7)	Ms. Cocozza’s employment terminated on December 31, 2008. Ms. Cocozza’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(8)	Mr. Colliflower’s employment terminated on December 31, 2008. Mr. Colliflower’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(9)	Mr. Gedwed’s employment terminated on June 1, 2008. Mr. Gedwed’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(10)	Mr. Fields’ employment terminated on September 19, 2008. Mr. Fields’ payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(11)	Mr. Boxer’s employment terminated on June 27, 2008. Mr. Boxer’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(12)	Mr. Rydzewski’s employment terminated on December 31, 2008. Mr. Rydzewski’s payment under the annual management incentive program is included in All Other Compensation (Severance and Termination Benefits) in the Summary Compensation Table.

(13)	Mr. McQuagge’s employment terminated on March 21, 2008. Mr. McQuagge did not receive payment under the annual management incentive program because he separated from the Company before the last day of the first quarter of 2008.

(14)	Mr. Plato’s employment terminated on March 28, 2008. Mr. Plato did not receive payment under the annual management incentive program because he separated from the Company before the last day of the first quarter of 2008.

(15)	The initial exercise price of the options is $34.80 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of June 5, 2008.

(16)	The initial exercise price of the options is $24.00 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of July 9, 2008, beginning on the second anniversary of the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executive Officers at December 31, 2008:

	Options Awards							Stock Awards
			Equity		Option				Value of
			Incentive		Exercise		Options		Unvested
	#	#	Plan		Price		Expiration	#	Stock
Name	Exercisable	Unexercisable	# Unearned		($)		Date	Unvested	Awards ($)

Phillip J. Hildebrand	—	412,500	412,500		34.80		06/05/2018	34,483	655,177
	—	82,500	82,500		34.80	(1)	06/05/2018	—	—
Steven P. Erwin	—	150,000	25,000		24.00		09/30/2018	—	—
Jack V. Heller	3,250	8,000	—		39.49		03/29/2017	—	—
	2,500	7,500	—		39.49	(2)	03/29/2017	—	—
	—	6,667	—		24.00		07/09/2018	—	—
	—	6,666		(6)	24.00	(3)	07/09/2018	—	—
William J. Gedwed	28,408	—	—		7.34		03/03/2009	—	—
	77,249	—	—		26.49		12/03/2009	—	—
	46,587	—	—		29.14	(4)	12/03/2009	—	—
Philip Rydzewski	5,102	—	—		40.97		12/31/2009	—	—
Troy A. McQuagge	37,715	—	—		26.49		05/31/2010	—	—
	24,333	—	—		29.14	(5)	05/31/2010	—	—

(1)	The initial exercise price of the options is $34.80 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of June 5, 2008.

(2)	The initial exercise price of the options is $39.49 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of March 29, 2007, beginning on the second anniversary of the grant date.

(3)	The initial exercise price of the options is $24.00 per share. The exercise price will accrete at the rate of ten percent (10%) on each anniversary of the grant date of July 9, 2008, beginning on the second anniversary of the grant date.

(4)	The initial exercise price of the options was $26.49 per share. The exercise price increased 10% on the second anniversary of the grant date, June 26, 2006, to $29.14. The exercise price will accrete an additional ten percent (10%) before the options expire on December 3, 2009.

(5)	The initial exercise price of the options was $26.49 per share. The exercise price increased 10% on the second anniversary of the grant date, June 26, 2006, to $29.14. The exercise price will accrete an additional ten percent (10%) before the options expire on May 31, 2010.

(6)	Excludes Performance-Based Options where performance goals have not been established for financial statement reporting purposes pursuant to FAS 123R. 15,417 Performance-Based Options are excluded for Mr. Heller.

Option Exercises and Stock Vested

The following table summarizes exercises of stock options and vesting of restricted shares for the Named Executive Officers during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	#	$	#	$

Michael A. Colliflower	2,166	17,999	—	—
Michael E. Boxer	52,588	364,961	—	—
Troy A. McQuagge	17,045	471,465	—	—
James N. Plato	8,861	75,407	—	—

Employment and Separation Agreements

During the 2008 fiscal year, the Company maintained an employment agreement with each of the Named Executive Officers and entered into a separation agreement with each Executive Officer who separated from the Company in 2008.

Hildebrand Employment Agreement

On June 5, 2008, the Company entered into an employment agreement with Mr. Hildebrand, governing the terms of his employment as the Company’s Chief Executive Officer. The agreement provides for an initial term of three years and thereafter automatically renews for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. Pursuant to the terms of his employment agreement, Mr. Hildebrand is entitled to receive an annual base salary of at least $1.2 million. With respect to the first 12 months of his employment with the Company, Mr. Hildebrand will receive a guaranteed bonus of $1.6 million, with 7/12ths of this bonus vesting and being paid in December 2008 and 5/12ths of this bonus vesting and being paid in June 2009. For the Company’s 2009 fiscal year, Mr. Hildebrand will have a target bonus amount of $1,600,000, and an actual bonus equal to 7/12ths of whatever bonus he earns for the year. With respect to the Company’s 2010 fiscal year and following fiscal years that commence during the term of the agreement, Mr. Hildebrand will have a target bonus opportunity of $1.6 million and a maximum bonus opportunity of $3.2 million. During the term of his agreement, Mr. Hildebrand will be eligible to participate in the Company’s equity and long-term incentive plans and programs as well as any employee benefit plans and perquisite programs. In connection with Mr. Hildebrand’s commencement of employment with the Company, the Company agreed to provide him with relocation benefits of $75,000 in addition to 30 days of temporary living expenses (capped at $8,000).

Pursuant to the terms of his employment agreement Mr. Hildebrand is also entitled to receive long-term incentive awards as described in “Long-Term Incentive Plan Awards” on pages 18-19 of this Information Statement and, in connection with commencement of his employment, Mr. Hildebrand was granted an option to purchase 990,000 shares of the Company’s Class A-1 common stock with the terms described in “Stock Options — 2006 Management Stock Option Plan” on pages 16-18 of this Information Statement.

If Mr. Hildebrand’s employment is terminated by the Company without “Cause” (as defined in the agreement), by Mr. Hildebrand for “Good Reason” (as defined in the agreement) or due to Mr. Hildebrand’s death or “Disability” (as defined in the agreement), subject to his execution and non-revocation of a release of claims, Mr. Hildebrand will be entitled to the following payments and benefits: (1) except in the event of a termination due to death or Disability, an amount equal to the sum of (a) one years’ base salary and (b) one times his target bonus for the year of termination, payable in 12 equal monthly installments (or in a lump sum within 30 days following the date of his termination if the termination occurs after a Change of Control); (2) if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days Mr. Hildebrand was employed in the applicable performance period; (3) 12 months of continued health and life insurance benefits; (4) to the extent then unvested and unpaid, Mr. Hildebrand’s initial long-term incentive award will vest and be paid to him in accordance with its normal payment schedule; (5) the portion of any other outstanding equity which vests solely based on time/service (“Time-Vested Equity”) that would have vested if Mr. Hildebrand had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested options that constitute Time-Vested Equity will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination; (5) the portion of any outstanding equity which vests based on the achievement of performance targets (“Performance Equity”) will continue to remain outstanding and be eligible to vest until the first anniversary of the date of termination (and will vest if the performance targets are achieved during this time period) and, all vested options that constitute Performance Equity will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of vesting (if vesting occurs during the one-year look-forward period); and (6) if Mr. Hildebrand’s employment is terminated without Cause or for Good Reason on or prior to the third anniversary of his start date, he will be entitled to relocation, at his choice, to either Arizona or Utah on the same terms as he was relocated to the Dallas/Ft. Worth area. In addition, if Mr. Hildebrand’s employment is terminated without Cause or for Good Reason (i) after a definitive agreement is entered into which will result in a Change of Control (provided such agreement results in a Change of Control) or (ii) within six months prior to a Change of Control, any Time-Vested Equity will be treated as if it had fully vested as of the date of the Change of Control and any Performance Equity will be treated as if they had been fully vested on the date of the Change of Control to the extent the applicable performance conditions have been satisfied as of such date (and will be forfeited to the extent the applicable performance conditions have not been satisfied as of such date).

On June 30, 2008, Mr. Hildebrand purchased 57,472 shares of the Company’s Class A-1 Common Stock at a purchase price of $34.80 per share, for a total investment of $2 million. Upon a termination of Mr. Hildebrand’s employment for any reason other than by the Company for Cause or by Mr. Hildebrand without Good Reason prior to an initial public offering or a Change of Control, Mr. Hildebrand will have the right to sell such shares owned by him pursuant to his initial equity investment in the Company or pursuant to his initial long-term incentive award to the Company based on their “Fair Market Value” (as defined in the agreement) of such equity at any time during the six-month period following the six month anniversary of his termination of employment. In addition, upon a termination of Mr. Hildebrand’s employment for any reason prior to an initial public offering or a Change of Control, the Company will have the right to purchase any shares held by Mr. Hildebrand at Fair Market Value (except in the event of a termination by the Company for Cause, in which case the purchase price will be at the lower of the original cost of the shares or Fair Market Value) at any time following the later of six months following (i) Mr. Hildebrand’s receipt of such shares or (ii) termination of his employment.

Mr. Hildebrand is entitled to a full change-of-control parachute excise tax gross up protection on all payments and benefits due to him; provided, however, that following a Change of Control (as defined in the employment agreement), the surviving corporation would be entitled to reduce this payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, while employed by the Company and for one year following his termination of employment, Mr. Hildebrand will be subject to certain non-competition and non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If Mr. Hildebrand breaches the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance described above or the pro-rata bonus and will not be obligated to provide him and his eligible dependents with any continued health and life insurance benefits and he will be required to pay back to the Company any cash severance amounts or pro-rata bonus amounts previously paid to him.

Erwin Employment Agreement

The Company entered into an employment agreement with Mr. Erwin dated September 30, 2008, governing the terms of his employment as the Company’s Chief Financial Officer. The agreement provides for an initial term of three years and thereafter automatically renews for successive one-year terms unless either party notifies the other that it does not wish to renew the agreement. Pursuant to the terms of his employment agreement, Mr. Erwin is entitled to receive an annual base salary of at least $500,000. With respect to the first 12 months of his employment, Mr. Erwin is entitled to a guaranteed bonus of $500,000, with $166,666.67 paid in December 2008 (the “First Installment”) and $333,333.33 paid in September 2009 (the “Second Installment”). $83,333.34 of the First Installment and $166,666.66 of the Second Installment will be paid to Mr. Erwin in the form of shares of the Company’s Class A-1 Common Stock, less applicable withholding taxes, and the balance will be payable in cash. For the Company’s 2009 fiscal year, Mr. Erwin is eligible for a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of not less than 200% of base salary, with the actual bonus for such fiscal year, if any, reduced by $333,333.33 (to account for portions of the year covered by the first year guaranteed bonus) and for the Company’s 2010 fiscal year and following fiscal years that commence during the term of the employment agreement, Mr. Erwin is eligible for a target bonus opportunity of 100% of base salary and a maximum bonus opportunity of not less than 200% of base salary.

Pursuant to the terms of his employment agreement Mr. Erwin is also entitled to receive long-term incentive awards as described in “Long-Term Incentive Plan Awards” on pages 18-19 of this Information Statement and, in connection with commencement of his employment, Mr. Erwin was granted an option to purchase 175,000 shares of the Company’s Class A-1 common stock with the terms described in “Stock Options — 2006 Management Stock Option Plan” on pages 16-18 of this Information Statement.

During the term of his agreement, Mr. Erwin will be eligible to participate in the Company’s equity and long-term incentive plans and programs as well as any employee benefit plans and perquisite programs. In connection with Mr. Erwin’s commencement of employment with the Company, the Company agreed to provide him with relocation benefits of $75,000 in addition to up to 180 days of temporary living expenses.

If Mr. Erwin’s employment is terminated by the Company without “Cause” (as defined in the employment agreement) or by Mr. Erwin for “Good Reason” (as defined in the employment agreement), subject to his execution and non-revocation of a release of claims, Mr. Erwin would be entitled to receive the following: (1) an amount equal to the sum of (a) one times his annual base salary in effect at the time of termination and (b) one times the product of (x) the base salary in effect at the time of termination and (y) the target bonus percentage for the year of termination of employment, generally payable in equal installments over the one-year period following termination of employment in accordance with the Company’s regular payroll schedule; (2) if the termination occurs after the last day of the first quarter of any fiscal year, a pro-rata bonus, based upon the achievement of the applicable performance goals and the number of days Mr. Erwin was employed in the applicable performance period; (3) the time-based vesting options granted to Mr. Erwin in connection with the commencement of his employment (the “Time-Based Options”) that would have vested if Mr. Erwin had remained employed through the first anniversary of the date of termination will vest on the date of termination and all vested Time-Based Options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of termination; (4) the performance-based vesting options granted to Mr. Erwin in connection with the commencement of his employment (the “Performance-Based Options”) will continue to remain outstanding and be eligible to vest until the first anniversary of the date of termination (and will vest if the performance targets are achieved during this time period) and, all vested Performance-Based Options will remain exercisable until the earlier of the expiration of the original term or the first anniversary of the date of vesting (if vesting occurs during the one-year look-forward period); and (5) 12 months of continued health care benefit plans, except disability coverage.

On September 30, 2008, Mr. Erwin purchased 10,416 shares of the Company’s Class A-1 Common Stock at a purchase price of $24.00 per share, for a total investment of $250,000. Upon a termination of Mr. Erwin’s employment for any reason other than by the Company for Cause or by Mr. Erwin without Good Reason prior to an initial public offering or a Change of Control, Mr. Erwin will have the right to sell such shares owned by him pursuant to his initial equity investment in the Company or delivered to him as part of his first-year guaranteed bonus based on their “Fair Market Value” (as defined in the agreement) at any time during the six-month period following the six month anniversary of his termination of employment. In addition, upon a termination of Mr. Erwin’s employment for any reason prior to an initial public offering or a Change of Control, the Company will have the right to purchase any shares held by Mr. Erwin at Fair Market Value (except in the event of a termination by the Company for Cause, in which case the purchase price will be at the lower of the original cost of the shares or Fair Market Value) at any time following the later of six months following (i) Mr. Hildebrand’s receipt of such shares or (ii) termination of his employment.

Pursuant to the terms of the employment agreement, Mr. Erwin is entitled to a full change-of-control parachute excise tax gross up protection on all payments and benefits due to him; provided, however, that following a Change of Control (as defined in the employment agreement), the surviving corporation would be entitled to reduce this payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, while employed by the Company and for one year following his termination of employment, Mr. Erwin will be subject to certain non-competition and non-solicitation restrictions and will be subject to ongoing confidentiality restrictions. If Mr. Erwin breaches the non-compete, the non-solicitation or confidentiality covenants in the agreement, the Company will not be obligated to make additional payments of the cash severance or the long-term incentive award described above and will not be obligated to provide him and his eligible dependents with any continued health care benefits and he will be required to pay back to the Company any cash severance amounts, long-term incentive awards or option rights previously paid to him.

Other Named Executive Officers

The principal terms of the employment agreements of Messrs. Colliflower, Gedwed, McQuagge and Plato were requested by and negotiated with The Blackstone Group following agreement regarding the key terms of the Merger. Ms. Cocozza and Messrs. Heller, Fields, Boxer and Rydzewski entered into definitive employment agreements in connection with their commencement of employment with the Company. Generally, these executives are entitled to receive a minimum annual base salary; are eligible for an annual bonus ranging from 40% of annual base salary up to 200% of annual base salary; are entitled to participate in the Company’s 2006 Management Stock Option Plan; and are entitled to participate in certain other employee benefit plans. Other than Mr. Rydzewski’s employment agreement, which does not specify a term, the employment agreements have an initial employment term of two or three years that automatically renew annually upon the expiration of the initial employment term, unless either party gives notice. The employment of Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato terminated effective December 31, 2008, December 31, 2008, June 1, 2008, September 19, 2008, June 27, 2008, December 31, 2008, March 21, 2008, and March 28, 2008, respectively. In addition, certain executives were given the right to purchase shares of the Company’s stock pursuant to their employment agreements. Mr. Fields was given the right to purchase 25,000 shares of the Company’s Class A-1 Common Stock at fair market value, which Mr. Fields exercised on November 26, 2007 at a purchase price of $42.03 per share. Mr. Boxer was given the right to purchase 18,243 shares of the Company’s Class A-1 Common Stock at fair market value and, if he elected to exercise the right to purchase such shares, the Company agreed to award him additional stock options to purchase an equivalent number of shares. On September 29, 2006, Mr. Boxer exercised this right and purchased 18,243 shares of the Company’s Class A-1 Common Stock at $38.37 per share. Ms. Cocozza was given the right to purchase 8,000 shares of the Company’s Class A-1 Common Stock at fair market value. On March 30, 2007, Ms. Cocozza exercised this right and purchased 8,000 shares of the Company’s Class A-1 Common Stock at $50.00 per share.

In addition, under the terms of their employment agreements, the Named Executive Officers are entitled to severance payments in the event their employment is terminated by the Company without “Cause” (as defined in the employment agreement) or the executive terminates his or her employment for “Good Reason.” For purposes of the employment agreements (other than Mr. Rydzewski’s), the term “Good Reason” generally means termination of employment by the executive within ninety days of any of the following events, without the executive’s consent, after failure of the Company to cure in thirty days: (1) the reduction of the executive’s position from that of a senior level position or, in certain cases, a specifically delineated position, (2) a decrease in the executive’s base salary or target bonus percentage other than in the case of a decrease for a majority of similarly situated executives, (3) a reduction in the executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to the executive unless such reduction applies to a majority of the senior level executives of the Company, or (4) the announcement of a relocation of the executive’s primary place of employment to a location 50 or more miles from the current headquarters. In the case of Mr. Rydzewski’s employment agreement, “Good Reason” means termination of employment by the executive within ninety days of any of the following events, without the executive’s consent: (1) a material and prolonged diminution in authority or responsibility, (2) a decrease in base salary or a reduction in participation in the Company’s benefit plans and policies to a level materially less favorable to the executive, unless such reduction applies to all senior level executives, or (3) any other breach by the Company of a material provision of the employment agreement.

The Named Executive Officers (other than Mr. Rydzewski) are entitled to receive severance equal to two times the executive’s base salary plus target bonus payable in monthly installments, continuation of welfare benefits for two years, as well as a pro-rata bonus, based on the executive’s target bonus, if such termination occurs after the last day of the first quarter of the applicable fiscal year, as well as full change-of-control parachute excise tax gross up protection on all payments and benefits due to the executive; provided, however, that following a change of control of HealthMarkets, the surviving corporation will be entitled to reduce the executive’s payments (but not by more than 10%) if the reduction would allow the avoidance of the imposition of any excise tax associated with the change of control. In addition, each of the Named Executive Officers (other than Mr. Rydzewski) has agreed to two-year post-termination non-competition and non-solicitation covenants. Mr. Rydzewski is entitled to receive 100% of his annual base salary plus a pro-rata portion of his target bonus for the year of termination (based on the number of calendar days he was employed during the year divided by 365) payable in monthly installments and continuation of welfare benefits for one year.

In connection with their separations from the Company, Ms. Cocozza and Messrs. Colliflower, Gedwed, Fields, Boxer, Rydzewski, McQuagge and Plato entered into separation agreements with the Company pursuant to which each former executive, in exchange for signing a release, receives severance payments and benefits generally consistent with the terms of his or her employment agreement. Each of these separation agreements (other than Mr. Rydzewski’s) requires that the executive to be available to provide, on an independent contractor basis, consulting services to the Company (and provides for hourly reimbursement of the executive if such consulting services exceed a specified number of hours per month or quarter), provides for full change of control parachute excise tax gross-up protection on all payments and benefits due to the former executive and subjects the former executive to two-year post-termination non-competition and non-solicitation restrictions. Mr. Rydzewski’s separation agreement does not provide for post-termination consulting services, excise tax gross-up protection or post-termination non-competition and non-solicitation restrictions.

Separation agreements entered into with certain former executives provide for post-termination payments or benefits that, to a limited extent, are different than or supplement those contemplated by the executive’s original employment agreement, including the following:

•	Ms. Cocozza: In consideration of Ms. Cocozza’s forfeiture of 95,400 outstanding options granted under the 2006 Plan (42,524 of which were vested and 51,976 of which were unvested), the Company agreed to purchase 8,000 shares of Class A-1 Common Stock owned by Ms. Cocozza at fair market value ($23.37 per share). The 95,400 options were cancelled and terminated.

•	Mr. Colliflower: In consideration of Mr. Colliflower’s forfeiture of 36,672 outstanding options granted under the 2006 Plan (13,344 of which were vested and 20,990 of which were unvested) and 2,338 vested options under the 1987 Plan, the Company agreed to make a cash payment to Mr. Colliflower in the amount of $37,478 and to purchase 2,166 shares of Class A-1 Common Stock owned by Mr. Colliflower at fair market value ($23.37 per share). The 36,672 options were cancelled and terminated.

•	Mr. Gedwed: In consideration of Mr. Gedwed’s continuing service on the Company’s Board of Directors, the Company agreed to amend the terms of Mr. Gedwed’s options granted under the 2006 Plan to permit those options to continue vesting during the term of the agreement so long as Mr. Gedwed continues to serve as a director of the Company. If his services as a director are terminated without cause by the Company, Mr. Gedwed will vest in the next vesting level that would have become vested and exercisable if he had continued to serve as a director until the first anniversary of such termination. Mr. Gedwed resigned from the Board on December 3, 2008. In the first quarter of 2009, in consideration of Mr. Gedwed’s forfeiture of 123,863 vested options granted under the 2006 Plan, the Company agreed to settle 28,408 vested options granted to Mr. Gedwed under the 1987 plan by paying Mr. Gedwed $11.66 per option (the difference between fair market value and the option exercise price of $7.34 per share) and to purchase 56,687 shares of Class A-1 Common Stock owned by Mr. Gedwed at fair market value ($19.00 per share).

•	Mr. Fields: In consideration of Mr. Field’s agreeing to reduce the amount of his severance (from $3,740,000 to $1,340,000), the Company agreed to reduce the period of Mr. Fields’ post-termination non-competition and non-solicitation restrictions from two years to one year and to purchase 25,000 shares of Class A-1 Common Stock owned by Mr. Fields at fair market value ($24.00 per share).

•	Mr. McQuagge: Pursuant to his separation agreement, the Company agreed to appoint Mr. McQuagge to the Board of Directors of the Company and to amend the terms of Mr. McQuagge’s options granted under the 2006 Plan to permit those options to continue vesting during the term of the agreement so long as Mr. McQuagge continues to serve as a director of the Company. If his services as a director are terminated without cause by the Company, Mr. McQuagge will vest in the next vesting level that would have become vested and exercisable if he had continued to serve as a director until the first anniversary of such termination. In the second quarter of 2008, in consideration of Mr. McQuagge’s forfeiture of 25,956 unvested options granted under the 2006 Plan, the Company agreed to make a cash payment to Mr. McQuagge in the amount of $225,000. Mr. McQuagge and the Company subsequently agreed that Mr. McQuagge would not be appointed to the Board, in consideration of which the Company agreed to pay Mr. McQuagge $150,000 and to extend the time for Mr. McQuagge to exercise 62,408 vested options until May 31, 2010. Mr. McQuagge’s remaining 57,996 unvested options have terminated. The Company also agreed, following the expiration of the continuation of welfare benefits provided for under his employment agreement, to permit Mr. McQuagge and his dependents to participate in a health insurance plan comparable to the Company’s health plans, at Mr. McQuagge’s own expense (not to exceed 120% of the then-current cost of COBRA) or, in lieu thereof, to participate in a plan marketed by the Company on a guaranteed issue basis, at Mr. McQuagge’s own expense, until Mr. McQuagge becomes eligible for Medicare, not to extend beyond Mr. McQuagge attaining age 65. Any health and life insurance coverage will end if Mr. McQuagge becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

•	Mr. Plato: The Company agreed, following the expiration of continuation of welfare benefits provided for under his employment agreement, to permit Mr. Plato to participate in a health insurance plan comparable to the Company’s health plans, at Mr. Plato’s own expense, until Mr. Plato becomes eligible for Medicare, not to extend beyond Mr. Plato attaining age 65. Any health and life insurance coverage will end if Mr. Plato becomes eligible for such benefits under any employee benefit plan made available by another employer covering the same type of benefits.

Potential Payments upon Termination or Change-in-Control

Assuming the Named Executive Officers were terminated on the earlier of December 31, 2008 or their actual termination date and that the fair market value of the Company’s Common Stock was $19.00 as of December 31, 2008, then these Named Executive Officers would be entitled to following payments upon termination of employment or change of control:

		Voluntary
	Involuntary	Termination			Involuntary
	Termination	for	Change in	Death,	Termination
	without Cause	Good Reason	Control	Disability	for Cause

Phillip J. Hildebrand
Severance(1)	1,200,000	1,200,000	1,200,000	—	—
Target Bonus(2)	1,600,000	1,600,000	1,600,000	—	—
Life, Health & Other Benefits(3)	62,528	62,528	62,528	—	—
Acceleration of Restricted Stock(4)	966,670	966,670	966,670	966,670	—
Acceleration of Stock Options(4)	899,370	899,370	7,271,302	899,370	—
Relocation Expenses	50,000	50,000	50,000	—	—

	4,778,568	4,778,568	11,150,500	1,866,040	—

Steven P. Erwin
Severance(1)	500,000	500,000	500,000	500,000	—
Target Bonus(2)	500,000	500,000	500,000	500,000	—
Life, Health & Other Benefits(3)	22,527	22,527	22,527	22,527	—
Acceleration of Stock Options(4)	563,074	563,074	1,584,000	—	—

	1,585,601	1,585,601	2,606,527	1,022,527	—

Nancy G. Cocozza(8)
Severance(5)	700,000	—	—	—	—
Target Bonus(6)	700,000	—	—	—	—
2008 Bonus(7)	350,000	—	—	—	—
Life, Health & Other Benefits(3)	70,399	—	—	—	—

	1,820,399	—	—	—	—

Michael A. Colliflower(8)
Severance(5)	660,000	—	—	—	—
Target Bonus(6)	495,000	—	—	—	—
2008 Bonus(7)	247,500	—	—	—	—
Life, Health & Other Benefits(3)	84,857	—	—	—	—

	1,487,357	—	—	—	—

Jack V. Heller
Severance(5)	686,400	686,400	686,400	—	—
Target Bonus(6)	686,400	686,400	686,400	—	—
Life, Health & Other Benefits(3)	58,018	58,018	58,018	—	—
Acceleration of Stock Options(4)	173,311	173,311	522,764	173,311	—

	1,604,129	1,604,129	1,953,582	173,311	—

William J. Gedwed(8)
Severance(5)	1,200,000	—	—	—	—
Target Bonus(6)	1,200,000	—	—	—	—
Life, Health & Other Benefits(3)	76,397	—	—	—	—
Acceleration of Stock Options(4)	369,527	—	—	—	—

	2,845,924	—	—	—	—

		Voluntary
	Involuntary	Termination			Involuntary
	Termination	for	Change in	Death,	Termination
	without Cause	Good Reason	Control	Disability	for Cause

David W. Fields(8)
Severance(1)	800,000	—	—	—	—
2008 Bonus(7)	540,000	—	—	—	—
Life, Health & Other Benefits(3)	47,000	—	—	—	—

	1,387,000	—	—	—	—

Michael E. Boxer(8)
Severance(5)	900,000	—	—	—	—
Target Bonus(6)	900,000	—	—	—	—
2008 Bonus(7)	220,685	—	—	—	—
Life, Health & Other Benefits(3)	70,897	—	—	—	—
Acceleration of Stock Options(4)	78,070	—	—	—	—

	2,169,652	—	—	—	—

Philip Rydzewski(8)
Severance(5)	285,600	—	—	—	—
2008 Bonus(7)	114,240	—	—	—	—
Life, Health & Other Benefits(3)	26,378	—	—	—	—
Acceleration of Stock Options(4)	29,764	—	—	—	—

	455,982	—	—	—	—

Troy A. McQuagge(8)
Severance(5)	900,000	—	—	—	—
Target Bonus(6)	900,000	—	—	—	—
2008 Bonus(7)	150,000
Life, Health & Other Benefits(3)	60,893	—	—	—	—
Acceleration of Stock Options(4)	306,661	—	—	—	—

	2,317,554	—	—	—	—

James N. Plato(8)
Severance(5)	650,000	—	—	—	—
Target Bonus(6)	487,500	—	—	—	—
Life, Health & Other Benefits(3)	50,730	—	—	—	—
Acceleration of Stock Options(4)	10,057	—	—	—	—

	1,198,287	—	—	—	—

(1)	Represents 1 times base salary

(2)	Represents 1 times target bonus

(3)	Represents company portions of current benefit costs for the payment period.

(4)	Represents expense calculated in accordance with SFAS 123(R) for shares accelerated upon occurrence of the event

(5)	Represents 2 times base salary

(6)	Represents 2 times target bonus

(7)	Represents pro rata portion of the 2008 bonus

(8)	Represents actual termination benefits payable pursuant to the agreement executed by the former Named Executive Officer

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2009 (except as noted) with respect to the Common Stock ownership of (a) each person known by management to own beneficially five percent or more of the Company’s Common Stock, (b) each director of the Company, each nominee for director of the Company and each Named Executive Officer and (c) all directors and executive officers as a group:

		Percent of	Percent of	Percent of
	Common Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Five Percent (5%) Holders:
Blackstone Investor Group	16,486,486.4865	61.1%		55.2%
c/o The Blackstone Group 345 Park Avenue New York, NY 10154
Goldman Sachs Investor Group	6,756,756.7567	25.0%	—	22.6%
c/o Goldman Sachs & Co. 85 Broad Street, 10th Floor New York, NY 10154
DLJ Investor Group	3,378,378.3784	12.5%	—	11.3%
c/o DLJ Merchant Banking Partners One Madison Avenue New York, New York 10010
Trustees under the HealthMarkets Agents’ Total	1,819,686.0000	—	62.7%	6.1%
Ownership Fund Trust, as amended and restated effective as of October 1, 2005(2) c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180
Trustees under the Dynamic Equity Fund Program	960,464.0000	—	33.1%	3.2%
Trust, as amended and restated effective as of August 1, 2005(3) c/o HealthMarkets, Inc. 9151 Boulevard 26 North Richland Hills, TX 76180
Named Executive Officers and Directors:
Phillip J. Hildebrand	91,955.0000	0.3%	—	0.3%
Steven P. Erwin	13,981.0000	0.1%	—	0.0%
Nancy G. Cocozza(4)	—	—	—	—
Michael A. Colliflower(5)	—	—	—	—
Jack V. Heller	42,180.0000	0.1%	1.0%	0.1%
William J. Gedwed(6)	—	—	—	—
David W. Fields(7)	—	—	—	—
Michael E. Boxer(8)	10,485.0000	0.0%	—	0.0%
Philip Rydzewski(9)	5,102.0000	0.0%	—	0.0%
Troy A. McQuagge(10)	62,048.0000	0.2%	—	0.2%
James N. Plato(11)	—	—	—	—
Allen F. Wise(12)	56,755.0000	0.2%	—	0.2%
Chinh E. Chu	—	—	—	—
Harvey C. DeMovick, Jr.(13)	1,220.0000	0.0%	—	0.0%
Jason K. Giordano	—	—	—	—
Adrian M. Jones	—	—	—	—
Mural R. Josephson	1,621.0000	0.0%	—	0.0%

		Percent of	Percent of	Percent of
	Common Shares	Class A-1	Class A-2	Total
Name & Address	Beneficially	Common	Common	Common
of Beneficial Owner	Owned(1)	Stock	Stock	Stock

Matthew S. Kabaker(14)	—	—	—	—
Andrew S. Kahr(15)	—	—	—	—
David K. McVeigh	—	—	—	—
Sumit Rajpal	—	—	—	—
Kamil M. Salame(16)	—	—	—	—
Steven J. Shulman	22,972.0000	0.1%	—	0.1%
Ryan M. Sprott	—	—	—	—
All executive officers and directors (15 individuals as a group)	211,021.0000	0.7%	1.0%	0.7%

(1)	Includes in each case shares that the holder may obtain upon exercise of options exercisable within 60 days of March 31, 2009.

(2)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s Agents’ Total Ownership Plan, as Amended and Restated Effective April 5, 2006.

(3)	Represents vested shares of Class A-2 Common Stock held by participants in the Company’s Agent’s Contribution to Equity Plan, as Amended and Restated Effective April 5, 2006.

(4)	Ms. Cocozza’s employment with the Company terminated effective December 31, 2008.

(5)	Mr. Colliflower’s employment with the Company terminated effective December 31, 2008.

(6)	Mr. Gedwed’s employment with the Company terminated effective June 1, 2008. He resigned from the Board effective December 3, 2008.

(7)	Mr. Fields’ employment with the Company terminated effective September 19, 2008.

(8)	Mr. Boxer’s employment with the Company terminated effective June 27, 2008.

(9)	Mr. Rydzewski’s employment with the Company terminated effective December 31, 2008.

(10)	Mr. McQuagge’s employment with the Company terminated effective March 21, 2008.

(11)	Mr. Plato’s employment with the Company terminated effective March 28, 2008.

(12)	Mr. Wise resigned from the Board effective February 6, 2009.

(13)	Mr. DeMovick resigned from the Board effective February 9, 2009.

(14)	Mr. Kabaker resigned from the Board effective January 16, 2009.

(15)	Mr. Kahr resigned from the Board effective July 31, 2008.

(16)	Mr. Salame resigned from the Board effective April 1, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive and certain other officers, and any persons holding more than ten percent of the Company’s Common Stock, are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission (the “Commission”). Specific due dates for these reports have been established and the Company is required to report in this Information Statement any failure to file by these dates during 2008. Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, and except as otherwise stated in this paragraph, the Company believes that all of such reports were filed on a timely basis by executive officers and directors during 2008, except for the initial Form 3 on behalf of Vicki A. Cansler, Anthony M. Garcia and Jack V. Heller, each of which was filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 5, 2006, the Company completed a merger providing for the acquisition of the Company by affiliates of a group of Private Equity Investors, including affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. As a result of the Merger, holders of record on April 5, 2006 of HealthMarkets’ common shares (other than shares held by certain members of management and shares through HealthMarkets’ agent stock accumulation plans) received $37.00 in cash per share.

Immediately prior to the Merger, Gladys J. Jensen, individually and in her capacity as executor of the estate of the late Ronald L. Jensen (the Company’s founder and former Chairman), beneficially held approximately 17.04% of the outstanding shares of the Company, and the adult children of Mrs. Jensen beneficially held in the aggregate approximately 10.09% of the outstanding shares of the Company. As a result of the Merger, Mrs. Jensen and her adult children divested their holdings in the Company, and affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners acquired, as of the effective date of the Merger, approximately 55.3%, 22.7% and 11.3%, respectively, of the Company’s outstanding equity securities. At December 31, 2008, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners held approximately 55.6%, 22.8% and 11.4%, respectively, of the Company’s outstanding equity securities.

Certain members of the Board of Directors of the Company are affiliated with the Private Equity Investors. In particular, Chinh E. Chu, David K. McVeigh and Jason K. Giordano serve as a Senior Managing Director, Executive Director and Associate, respectively, of The Blackstone Group, Adrian M. Jones and Sumit Rajpal serve as a Managing Director and a Vice President, respectively, of Goldman, Sachs & Co., and Ryan M. Sprott is a Partner of DLJ Merchant Banking Partners.

The Company maintains written policies and procedures for review and approval of related party transactions. These policies provide that any material transaction entered into between the Company and any related party shall be valid for all purposes if such transaction is assessed to be fair to the Company and is approved in advance by a majority of the Company’s disinterested outside directors. Material transactions are defined as any arrangement, contract or transaction involving payments by or from the Company equal to or greater than $250,000 (in any twelve month period) or $1 million (over the term of such arrangement, contract or transaction). Related parties are defined as any person or entity that is an affiliate of the Company or any entity in which an affiliate of the Company has a 5% or greater equity interest. Affiliates of the Company are persons or entities controlled by, controlling, or under common control with, the Company, including directors and officers of the Company and their immediate family members.

Set forth below is a summary description of all material transactions between the Company and the Private Equity Investors and all other parties related to the Company. The Company believes that the terms of all such transactions with all related parties are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Transaction and Monitoring Fee Agreements

At the closing of the Merger, the Company entered into separate Transaction and Monitoring Fee Agreements with advisory affiliates of each of the Private Equity Investors. In accordance with the terms of the Transaction and Monitoring Fee Agreements, the advisory affiliates of each of the Private Equity Investors agreed to provide to the Company ongoing monitoring, advisory and consulting services, for which the Company agreed to pay to affiliates of each of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners an annual monitoring fee in an amount equal to $7.7 million, $3.2 million and $1.6 million, respectively. The annual monitoring fees are in each case subject to upward adjustment in each year based on the ratio of the Company’s consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) in such year to consolidated EBITDA in the prior year, provided that the aggregate monitoring fees paid to all advisors pursuant to the Transaction and Monitoring Fee Agreements in any year shall not exceed the greater of $15.0 million or 3% of consolidated EBITDA in such year. The aggregate annual monitoring fees in the amount of $12.5 million paid with respect to 2008 were paid in full to the advisory affiliates of the Private Equity Investors in January 2008. The aggregate annual monitoring fees in the amount of $12.5 million with respect to 2009 were paid in full to the advisory affiliates of the Private Equity Investors in January 2009.

In accordance with the terms of the Transaction and Monitoring Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the monitoring services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement. In February 2009, the Company received an invoice of approximately $100,000 from an affiliate of the Blackstone Group for out-of-pocket expenses in connection with the monitoring services for the period through February 24, 2009.

Interest Rate Swaps

At the effective date of the Merger, an affiliate of The Blackstone Group assigned to the Company three interest rate swap agreements with an aggregate notional amount of $300.0 million. At the effective date of the Merger, the interest rate swaps had an aggregate fair value of approximately $2.0 million.

Transaction Fee Agreements

In accordance with the terms of separate Future Transaction Fee Agreements, each dated as of May 11, 2006, affiliates of each of the Private Equity Investors agreed to provide to the Company certain financial and strategic advisory services with respect to future acquisitions, divestitures and recapitalizations. For such services, affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners are entitled to receive 0.6193%, 0.2538% and 0.1269%, respectively, of the aggregate enterprise value of any units acquired, sold or recapitalized by the Company.

In accordance with the terms of the Future Transaction Fee Agreements, the Company also agreed to reimburse the advisory affiliates of the Private Equity Investors for out-of-pocket expenses incurred in connection with the advisory services and to indemnify the advisory affiliates for certain claims and expenses incurred in connection with the engagement.

In connection with the completion of the transactions contemplated by the Agreement for Reinsurance and Purchase and Sale of Assets dated June 12, 2008 pursuant to which Wilton Reassurance Company or its affiliates acquired substantially all of the business of the Company’s Life Insurance Division, the Company remitted to affiliates of The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners future transaction fees of approximately $1.2 million, $479,000 and $240,000, respectively.

Group Purchasing Organization

Effective June 1, 2006, the Company agreed to participate in a “group purchasing organization” (“GPO”) that acts as the Company’s agent to negotiate with third party vendors the terms upon which the Company will obtain goods and services in various designated categories that are used in the ordinary course of the Company’s business. On behalf of the various participants in its group purchasing program, the GPO extracts from such vendors pricing terms for such goods and service that are believed to be more favorable than participants could obtain for themselves on an individual basis. In consideration for such favorable pricing terms, each participant has agreed to obtain from such vendors not less than a specified percentage of the participant’s requirements for such goods and services in the designated categories. In connection with purchases by participants, the GPO receives a commission from the vendor in respect of such purchases. In consideration of The Blackstone Group’s facilitating the Company’s participation in the GPO and in monitoring the services that the GPO provides to the Company, the GPO has agreed to remit to an affiliate of The Blackstone Group a portion of the commission received from vendors in respect of purchases by the Company under the GPO purchasing program. The Company’s participation during 2008 was nominal with respect to purchases by the Company under the GPO purchasing program in accordance with the terms of this arrangement.

Registration Rights Agreement

The Company is a party to a registration rights and coordination committee agreement, dated as of April 5, 2006 (the “Registration Rights Agreement”), with the investment affiliates of each of the Private Equity Investors, providing for demand and piggyback registration rights with respect to the Class A-1 Common Stock. Certain management stockholders are also expected to become parties to the Registration Rights Agreement. Following an initial public offering of the Company’s stock, the Private Equity Investors affiliated with The Blackstone Group will have the right to demand such registration under the Securities Act of its shares for public sale on up to five occasions, the Private Equity Investors affiliated with Goldman Sachs Capital Partners will have the right to demand such registration on up to two occasions, and the Private Equity Investors affiliated DLJ Merchant Banking Partners will have the right to demand such registration on one occasion. No more than one such demand is permitted within any 180-day period without the consent of the board of directors of the Company.

In addition, the Private Equity Investors have, and, if they become parties to the Registration Rights Agreement, the management stockholders will have, so-called “piggy-back” rights, which are rights to request that their shares be included in registrations initiated by the Company or by any Private Equity Investors. Following an initial public offering of the Company’s stock, sales or other transfers of the Company’s stock by parties to the Registration Rights Agreement will be subject to pre-approval, with certain limited exceptions, by a Coordination Committee that will consist of representatives from each of the Private Equity Investor groups. In addition, the Coordination Committee shall have the right to request that the Company effect a “shelf” registration.

Investment in Certain Funds Affiliated with the Private Equity Investors

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by Mid-West National Life Insurance Company of Tennessee in Goldman Sachs Real Estate Partners, L.P., a commercial real estate fund managed by an affiliate of Goldman Sachs Capital Partners. The Company has committed such investment to be funded over a series of capital calls. During 2008, the Company received $431,000 ($403,000 return of capital and $28,000 income) in capital distributions from Goldman Sachs Real Estate Partners, L.P. The Company has funded a total of $3.3 million in capital calls, all of which were funded during 2007. The Company did not fund any additional capital calls in 2008.

On April 20, 2007, the Company’s Board of Directors approved a $10.0 million investment by The MEGA Life and Health Insurance Company in Blackstone Strategic Alliance Fund L.P., a hedge fund of funds managed by an affiliate of The Blackstone Group. The Company has committed such investment to be funded over a series of capital calls. The Company has funded a total $4.4 million in capital calls, of which $2.8 million was funded during 2008 and $1.6 million was funded in 2007.

Other

From time to time, the Company may obtain goods or services from parties in which the Private Equity Investors hold an equity interest. For example, in 2008, the Company held several events at a hotel in which an affiliate of The Blackstone Group holds an equity interest. During 2008, in connection with these events, the Company paid the hotel approximately $2.5 million. Employees of the Company traveling on business may also, from time to time, receive goods or services from entities in which the Private Equity Investors hold an equity interest. The Company believes that the terms of all such transactions are and have been on terms no less favorable to the Company than could have been obtained in arms’ length transactions with unrelated third parties.

Indemnification of Directors and Officers

The Company’s certificate of incorporation authorizes (i) the indemnification of directors and officers (the “Indemnitees”) under specified circumstances to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”), (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to the specified circumstances, (iii) gives the Indemnitees the right to bring suit against the Company to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the Company to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The Company has an insurance policy covering its directors and officers against personal liability, which may include liabilities under the Securities Act of 1933.

The Company also has entered into indemnification agreements with our directors and officers. Each indemnification agreement requires us to indemnify and hold harmless such directors and officers against any and all damages, losses, liabilities, judgments, fines, penalties, settlements and reasonable expenses (including attorneys’ fees) incurred by the director or officer in connection with investigating, defending, being a witness in or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such person is, was or has agreed to serve as a director or officer, or in a similar capacity for any other entity at our request, or for anything done or not done by such director or officer in any such capacity. These agreements include certain limitations on our obligations, particularly in situations in which such indemnification is prohibited or limited by applicable law. These agreements also require us, subject to specific terms and conditions, to advance expenses to the directors and officers incurred in connection with such actions, and provide for the reimbursement to us if it is found that such director or officer is not entitled to indemnification.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three directors and operates under a written charter. On August 2, 2007, the Committee reviewed its charter and, after assessing the adequacy thereof, approved an amended Charter.

The Audit Committee held eight (8) meetings in 2008. The meetings facilitated communication with senior management and employees, the Company’s internal auditor and KPMG LLP, the Company’s independent registered public accounting firm. The Committee held discussions with the internal auditor and independent registered public accounting firm, both with and without management present, on the results of their examinations and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm, and the Committee is responsible for the oversight of the scope of the independent registered public accounting firm’s role and the determination of its compensation. The Committee regularly evaluates the performance and independence of the Company’s independent registered public accounting firm and, in addition, has reviewed and pre-approved all services provided by KPMG LLP during 2008.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management, however, has the primary responsibility to establish and maintain a system of internal controls over financial reporting, to plan and conduct audits and to prepare consolidated financial statements in accordance with generally accepted accounting principles.

KPMG LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for monitoring and reviewing these procedures. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and are not necessarily accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated financial statements of the Company have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Committee has met and held discussions with management and representatives of KPMG LLP regarding the fair and complete presentation of the Company’s financial results, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. The Committee has reviewed and discussed with the Company’s management and representatives of KPMG LLP the annual audited and quarterly unaudited consolidated financial statements of the Company for the 2008 fiscal year (including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and each of the Company’s Quarterly Reports on Form 10-Q filed during 2008).

The Committee has also reviewed with representatives of KPMG LLP such matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the registered public accounting firm’s independence. The Audit Committee has also received a written report from KPMG LLP regarding its independence and other matters. The Audit Committee has determined that the provision of non-audit services should not compromise KPMG LLP’s independence.

The Audit Committee has also reviewed the certifications of Company executive officers contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC, as well as reports issued by KPMG LLP, included in the Company’s Annual Report on Form 10-K related to its audit of the Company’s consolidated financial statements. The Company’s Annual Report on Form 10-K included management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, but did not include an attestation report of KPMG. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Committee has selected and appointed the Company’s independent registered public accounting firm, subject to stockholder ratification.

Mural R. Josephson, Chairman
Jason K. Giordano
Sumit Rajpal

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In addition to retaining KPMG LLP to audit HealthMarkets’ consolidated financial statements for 2008, HealthMarkets and its affiliates retained KPMG LLP and other accounting and consulting firms to provide advisory, auditing and consulting services in 2008. The Company understands the need for KPMG LLP to maintain objectivity and independence in its audit of the Company’s consolidated financial statements. To minimize relationships that could appear to impair the objectivity of KPMG LLP, the HealthMarkets Audit Committee has restricted the non-audit services that KPMG LLP may provide to HealthMarkets primarily to tax services and merger and acquisition due diligence and audit services, and the Audit Committee has determined that HealthMarkets will obtain non-audit services from KPMG LLP only when the services offered by KPMG LLP are more effective or economical than comparable services available from other service providers.

The Audit Committee Charter provides that the Committee shall approve all non-audit engagement fees and terms with the independent registered public accounting firm and all other compensation to be paid to the independent registered public accounting firm. The Committee has the authority to delegate pre-approvals of non-audit services to a single member of the Audit Committee, and the Chairman of the Committee has been authorized to pre-approve non-audit services up to $75,000 for any one transaction, not to exceed an aggregate of $250,000 in any one year. Fees for non-audit services exceeding these amounts must be approved by the full Committee. As a matter of policy the Chairman requests the Committee to ratify his approval of the non-audit fees at the next quarterly meeting.

In determining the appropriateness of a particular non-audit service to be performed by the independent registered public accounting firm, the Audit Committee shall consider whether the service facilitates the performance of the audit, improves the Company’s financial reporting process or is otherwise in the public interest.

The aggregate fees billed for professional services by KPMG LLP in 2008 and 2007 were as follows:

	2008	2007

Audit Fees	$2,752,000	$2,574,000
Audit-Related Fees	24,000	59,000
Tax Fees	—	—
All Other Fees	2,000	26,000

Total	$2,778,000	$2,659,000

For purposes of the table above, “audit fees” are fees that the Company paid to KPMG LLP for the audit of the Company’s consolidated financial statements included in HealthMarkets’ Annual Report on Form 10-K and review of financial statements included in Quarterly Reports on Form 10-Q, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements; “audit-related fees” represent fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning;; and “all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories. All fees in each fee category were approved by the Company’s Audit Committee.

PROPOSAL 2

APPROVAL OF THE 2009 LTIP PERFORMANCE GOALS

The Company has entered into employment agreements providing for LTIP awards with Philip J. Hildebrand (the Company’s President and Chief Executive Officer), Steven P. Erwin (the Company’s Executive Vice President and Chief Financial Officer), Anurag Chandra (the Company’s Executive Vice President and Chief Administrative Officer) and B. Curtis Westen (the Company’s Executive Vice President and General Counsel). For the Company’s 2009 fiscal year, Messrs. Hildebrand, Erwin, Chandra and Westen are eligible to receive an annual LTIP with a target value of no less than $1.2 million, $100,000, $100,000 and $100,000, respectively.

These LTIP awards will be awarded and will become earned subject to the achievement of performance goals for the 2009 fiscal year. Subject to achievement of the performance goals, the LTIP award will be granted to the executive after the completion of the Company’s 2009 fiscal year and will vest in three equal annual installments on each of the first three anniversaries of the executive’s commencement date with the Company occurring after the end of the 2009 fiscal year performance period, subject to the executive’s continued employment with the Company through the applicable vesting date. For example, in Mr. Hildebrand’s case, if the performance goals are met with respect to the Company’s 2009 fiscal year, Mr. Hildebrand will be granted an award in January 2010, which will vest in three equal annual installments in June 2010, June 2011 and June 2012. The annual LTIP will become payable, in cash, on the third anniversary of the executive’s commencement date occurring after the 2009 fiscal year performance period. Each executive’s annual LTIP award will vest in full upon a “Change of Control” (as defined in the executive’s employment agreement) and will, in certain cases, be paid to the executive upon the “Change of Control.”

Except as described below with respect to Mr. Chandra, upon a termination of an executive’s employment, the vested portion of his 2009 LTIP award will be payable to the executive in accordance with its ordinary payment schedule and the executive will forfeit any unvested portion of his 2009 LTIP award, If Mr. Chandra terminates his employment without “Good Reason” (as defined in his employment agreement) in connection with his commencement of employment with Blackstone or one of its portfolio companies, the unvested portion of his 2009 LTIP award will vest on the date of termination, but will be paid in accordance with its normal payment schedule had Mr. Chandra remained employed with the Company. However, in certain cases in connection with a termination of his employment without “Good Reason,” Mr. Chandra’s 2009 LTIP award may remain outstanding and eligible for vesting (or forfeiture) following termination of his employment.

The Executive Compensation Subcommittee previously established the following 2009 fiscal year performance goal for such LTIP awards:

The 2009 fiscal year performance requirement for LTIP awards is Adjusted EBITDA of $122,789,000. Adjusted EBITDA is defined as follows:

1. EBITDA

•	EBITDA means Earnings before Interest Expense, Income Taxes, Depreciation and Amortization.

•	Earnings means income from continuing operations only according to generally acceptable accounting principles.

•	Income Taxes means federal income taxes only.

•	Amortization is the scheduled expensing of intangible assets over their useful lives.

•	Depreciation is the scheduled expensing of tangible assets over their useful lives.

2. Adjustments to go from EBITDA to Adjusted EBITDA

•	Add back severance and stock option related expense for all terminated employees.

•	Exclude variable stock compensation expense/income related to changes in stock price for agent stock plans only.

•	Add back negotiated regulatory and compliance settlements, fines and penalties and unbudgeted external legal fees associated with them.

•	Add back impairments of investment securities, property leases and assets before the end of their useful lives.

•	Add back owners’ sponsor fees and expenses.

•	Add back expenses associated with M&A transactions and exited businesses.

•	Exclude realized gains and losses on securities transactions and asset sales.

The affirmative vote of a majority of the outstanding shares of Common Stock is needed to approve the 2009 LTIP Performance Goals in order for the LTIP awards subject to those goals to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Management believes that the treatment of the LTIP awards subject to the 2009 LTIP Performance Goals as performance-based compensation could result in advantageous tax treatment of such LTIP awards.

THE EXECUTIVE COMPENSATION SUBCOMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE APPROVAL OF THE 2009 LTIP PERFORMANCE GOALS.

PROPOSAL 3

PROPOSAL TO RATIFY THE APPOINTMENT OF
KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Although Delaware law does not require that the selection by the Audit Committee of the Company’s independent registered public accounting firm be approved each year by the stockholders, the Board of Directors believes it is appropriate to submit the Audit Committee’s selection to the stockholders for their approval and to abide by the result of the stockholders’ vote. Subject to ratification by the stockholders, the Audit Committee reappointed the firm of KPMG LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2009. In recommending ratification by the stockholders of the appointment of KPMG LLP, the Board of Directors has satisfied itself as to that firm’s professional competence and standing. However, if the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may investigate the reasons for the stockholders’ rejection and may consider whether to retain

KPMG LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire. Such representatives will also be available to respond to appropriate questions from stockholders at the Annual Meeting.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

3. OTHER BUSINESS

Neither the Board nor management is aware of any matters to be presented at the Annual Meeting other than those referred to in the Notice of Annual Meeting and this Information Statement.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Unless we indicate otherwise, proposals that stockholders intend to present at the next annual meeting of stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934 and must be received at the principal executive offices of the Company, 9151 Boulevard 26, North Richland Hills, Texas 76180 not later than March 1, 2010, which is 60 days prior to the date of the first anniversary of the mailing of the Information Statement for our 2009 Stockholders Meeting.

By Order of the Board of Directors,

PEGGY G. SIMPSON
Corporate Secretary

North Richland Hills, Texas
April 30, 2009